UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Soliciting Material Pursuant to §240.14a-12
GLU MOBILE INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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GLU MOBILE INC.
2207 Bridgepointe Parkway, Suite 250
San Mateo, California 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of Glu Mobile Inc., a Delaware corporation (“Glu” or the “Company”), will be held on May 29, 2009, at 10:00 a.m. Pacific Time, at 2207 Bridgepointe Parkway, San Mateo, California (the “Annual Meeting”). At the Annual Meeting, our stockholders will be asked to consider and vote upon:

1. The election of two Class II directors to serve on our Board, each to serve until the Company’s annual meeting of stockholders to be held in 2012 and until his or her successor is elected and qualified, or until his or her death, resignation or removal.

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

3. Transaction of such other business as may properly come before the Annual Meeting or before any adjournments or postponements thereof.

Items 1 and 2 are more fully described in the attached proxy statement. We have not received notice of other matters that may be properly presented at the Annual Meeting.

Only stockholders of record of our common stock at the close of business on April 8, 2009 are entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please cast your vote, as instructed in the enclosed Proxy Statement as promptly as possible. You are encouraged to vote via the Internet or by telephone. It is convenient and saves the Company significant postage and processing costs.

By Order of the Board,

Kevin S. Chou
Vice President, General Counsel and Secretary

San Mateo, California
April 22, 2009

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS:

The Company’s combined Proxy Statement for the 2009 Annual Meeting of Stockholders and the Annual Report to Stockholders for the fiscal year ended December 31, 2008 are also available online at www.glu.com/proxy.

GLU MOBILE INC.

PROXY STATEMENT FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

Page

PROXY STATEMENT	1
INFORMATION ABOUT THE MEETING, MEETING MATERIALS, VOTING AND PROXIES	1
PROPOSAL NO. 1 — ELECTION OF DIRECTORS	3
Information Regarding Our Nominees and Directors	4
CORPORATE GOVERNANCE	6
Board Responsibilities and Structure	6
Lead Independent Director	7
Director Independence	7
Attendance at Board, Committee and Annual Stockholders Meeting	7
Board Committees and Charters	8
Audit Committee	8
Compensation Committee	8
Nominating and Governance Committee	8
Compensation Committee Interlocks and Insider Participation	9
DIRECTOR COMPENSATION	9
Overview	9
Director Summary Compensation Table	10
STOCKHOLDER MATTERS	10
Stockholder Communications with Directors	10
Stockholder Recommendations of Director Candidates	11
Stockholder Proposals for the 2010 Annual Meeting of Stockholders	11
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	11
COMPENSATION DISCUSSION AND ANALYSIS	14
COMPENSATION COMMITTEE REPORT	24
EXECUTIVE COMPENSATION	25
Summary Compensation Table	25
Grants of Plan-Based Awards in 2008	26
Outstanding Equity Awards at the End of 2008	27
Option Exercises in 2008	28
Pension Benefits and Nonqualified Deferred Compensation	28
Interim Chief Financial Officer Retention Agreement	28
Potential Payments Upon Termination or Change in Control	29
EQUITY COMPENSATION PLAN INFORMATION	31
Equity Compensation Plan Table	31
Equity Compensation Plans Not Approved by Security Holders	32
Option Exchange Program	32
Option Grants to Executive Officers	32
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	33
Review, Approval or Ratification of Transactions with Related Persons	33
Certain Transactions with Related Persons	33
AUDIT COMMITTEE REPORT	35
PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, PRICEWATERHOUSECOOPERS LLP, FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009	36

i

The information contained in the Compensation Committee Report and the Audit Committee Report of this proxy statement shall not be deemed to be “soliciting material,” to be “filed” with the SEC, or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

ii

GLU MOBILE INC.
2207 Bridgepointe Parkway, Suite 250
San Mateo, California 94404

PROXY STATEMENT FOR THE
2009 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE MEETING, MEETING MATERIALS, VOTING AND PROXIES

Date, Time and Place of Meeting

The Board of Glu Mobile Inc., a Delaware corporation (“Glu,” “Company,” “we,” “our” and similar terms) is asking for your proxy for use at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournments or postponements thereof. We are holding the meeting on Friday, May 29, 2009, at 10:00 a.m. Pacific Time, at our offices at 2207 Bridgepointe Parkway, San Mateo, California. This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about April 22, 2009. The address of our principal executive offices is 2207 Bridgepointe Parkway, Suite 250, San Mateo, California 94404.

Internet Availability of Proxy Materials

As we did last year, we are mailing printed proxy materials to our stockholders. In addition, this year you may access the proxy materials online at www.glu.com/proxy.

Record Date; Outstanding Shares; Quorum

Only holders of record of our common stock at the close of business on April 8, 2009 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, there were 29,620,779 shares of our common stock outstanding and entitled to vote, held of record by 135 stockholders and held beneficially by approximately 1,546 stockholders.

Pursuant to our Bylaws, a majority of the outstanding shares of common stock, present in person or by proxy, will constitute a quorum for the transaction of business. We must have a quorum to transact business at the Annual Meeting. Each of our stockholders is entitled to one vote for each share of common stock held as of the Record Date. For ten days before the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours at our principal executive office at 2207 Bridgepointe Parkway, Suite 250, San Mateo, California 94404.

Voting of Proxies; Revocation of Proxies; Votes Required

Stockholders are requested to complete, date, sign and return the accompanying Proxy Card in the enclosed postage-paid envelope. All properly executed, returned and unrevoked proxies will be voted in accordance with the instructions indicated thereon. Signed but unmarked proxies will be voted FOR each director nominee listed on the Proxy Card and FOR the ratification of our independent registered public accounting firm for the fiscal year ending December 31, 2009. The Board does not know of, and does not intend to bring, any business before the Annual Meeting other than that referred to in this Proxy Statement and specified in the Notice of Annual Meeting. As to any other business that may properly come before the Annual Meeting, including any motion made for adjournment of the Annual Meeting (including for purposes of soliciting additional votes), signing and returning the Proxy Card will confer discretionary authority on the proxies (L. Gregory Ballard and Eric R. Ludwig, who have been designated by the Board) to vote all shares covered by the Proxy Card in their discretion. Any stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by (1) filing a written notice of revocation with, or delivering a duly executed proxy bearing a later date to, the Secretary of Glu, 2207 Bridgepointe Parkway, Suite 250, San Mateo, California 94404 or (2) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

Director elections are determined by a plurality of shares of common stock represented in person or by proxy and voting at the Annual Meeting (Proposal No. 1). Approval of the proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009 (Proposal No. 2)

requires the affirmative vote of a majority of the shares of common stock, represented in person or by proxy at the Annual Meeting and entitled to vote on the matter.

Effect of Abstentions

If an executed proxy is returned and the stockholder has specifically abstained from voting on any matter, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. As such, an abstention will have the effect of a vote against ratification of our independent registered public accounting firm (Proposal No. 2).

Effect of “Broker Non-Votes”

If an executed proxy is returned by a broker, bank or other agent holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on a proposal (“broker non-votes”), such shares will be considered present at the Annual Meeting for purposes of determining a quorum on all proposals, but will not be considered to be entitled to vote on and thus will have no effect on the outcome of such proposal.

Voting Electronically via the Internet or by Telephone

General Information for all Shares Voted Via the Internet or by Telephone

Stockholders whose shares are registered in their own name may choose to grant a proxy to vote their shares either via the Internet or by telephone. The laws of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of elections can determine that such proxy was authorized by the stockholder.

The Internet and telephone voting procedures set forth below, as well as on the enclosed Proxy Card, are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ voting instructions have been properly recorded. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

For Shares Registered in Your Name

Stockholders of record may go to http://www.voteproxy.com to grant a proxy to vote their shares via the Internet. They will be required to provide the control number contained on their proxy cards. The voter will then be asked to complete an electronic proxy card. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-800-776-9437 from within the United States (1-718-921-8500 from outside of the United States) and following the recorded instructions.

You may use the Internet or your touch-tone telephone to vote your proxy 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) on May 28, 2009. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose shares are held in street name receive voting instruction forms from their banks, brokers or other agents, rather than Glu’s proxy card.

If on the record date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials have been forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting.

As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent.

Solicitation of Proxies and Expenses

We will bear the cost of the solicitation of proxies from our stockholders in the enclosed form. Our directors, officers and employees, without additional compensation, may solicit proxies by mail, telephone, letter, facsimile, electronically or in person. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, we will reimburse such record holders for their reasonable expenses incurred for forwarding such materials.

Voting Results

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by our Inspector of Elections and published in our quarterly report on Form 10-Q for the quarter ending June 30, 2009.

Delivery of Voting Materials to Stockholders Sharing an Address

To reduce the expense of delivering duplicate materials to stockholders sharing the same address, the Company has adopted a procedure approved by the U.S. Securities and Exchange Commission (the “SEC”) called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of the proxy materials sent to stockholders until such time as one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce duplicate mailings and save printing costs and postage fees, as well as natural resources.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

How to Obtain a Separate Set of Voting Materials

If you received a householded mailing this year, and you would like to have additional copies of the proxy materials mailed to you, please submit your request to Investor Relations, Glu Mobile Inc., 2207 Bridgepointe Parkway, Suite 250, San Mateo, California 94404, or call (650) 532-2400. You may also contact us at the address or phone number above if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future. If you would like to opt out of householding for future mailings, call (800) 542-1061 or send a written request to Investor Relations at the above address.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, including the financial statements, list of exhibits and any exhibit specifically requested, filed with the SEC is available without charge upon written request to: Corporate Secretary, Glu Mobile Inc., 2207 Bridgepointe Parkway, Suite 250, San Mateo, California 94404.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board currently consists of eight directors. Our Amended and Restated Certificate of Incorporation and Bylaws provide for a classified Board, divided into three classes. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a term to expire at the third succeeding annual meeting. The individuals so elected will serve until their successors are elected and qualified.

This year the terms of our Class II directors, consisting of Ann Mather and Daniel L. Skaff, will expire at the Annual Meeting. At the Annual Meeting, holders of common stock will be asked to vote on the election of two directors as Class II directors, whose current term will expire at our 2009 Annual Meeting.

The Board has nominated Ann Mather and Daniel L. Skaff to serve as Class II directors for a three-year term that is expected to expire at Glu’s annual meeting in 2012, or until their earlier resignation or removal (the “Board’s Nominees”). You can find the principal occupation and other information about the Board’s Nominees, as well as other Board members, below.

Three of the continuing directors are Class III directors, whose terms will expire at our 2010 annual meeting, and three of the continuing directors are Class I directors, whose terms will expire at our 2011 annual meeting.

The election of Class II directors will be determined by the two nominees receiving the greatest number of votes from shares eligible to vote. Unless a stockholder signing a proxy withholds authority to vote for one or more of the Board’s Nominees in the manner described on the proxy, each proxy received will be voted for the election of each of the Board’s Nominees. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee or nominees who shall be designated by the present Board to fill the vacancy. We are not aware that any of the nominees will be unable or will decline to serve as a director.

There are no family relationships between any of our directors, nominees or executive officers. There are also no arrangements or understandings between any director, nominee or executive officer and any other person pursuant to which he or she has been or will be selected as a director and/or executive officer.

The Board recommends that stockholders vote “FOR” the election of
Ann Mather and Daniel L. Skaff as Class II Directors.

Information Regarding Our Nominees and Directors

Nominees for Class II Directors (whose terms expire at the Annual Meeting)

Ann Mather (Age 48)
Independent Director of and Advisor to Technology and Media Companies

Ms Mather has served on our Board since September 2005. From May 2004 to the present, Ms. Mather serves as an advisor to technology and media companies. From September 1999 to May 2004, Ms. Mather was Executive Vice President and Chief Financial Officer for Pixar Animation Studios Inc. From 1992 to July 1999, she held various executive positions at The Walt Disney Company, including Senior Vice President of Finance and Administration for its Buena Vista International Theatrical Division. Prior to then, she served in various roles with Alico, a division of AIG, Inc., Polo Ralph Lauren Europe’s retail operations, Paramount Pictures Corporation and KPMG in London. Ms. Mather also serves on the boards of directors of Google Inc., where she is a member of its audit committee, Central European Media Enterprises Ltd., where she is on its audit and related party committees, Ariat International, Inc. and Zappos.com, Inc. She also served as a director of Shopping.com from May 2004 until it was acquired by eBay in August 2005, where she was chair of its audit committee and a member of its corporate governance and nominating committee. Ms. Mather holds an M.A. from Cambridge University in England.

On April 23, 2008, Ms. Mather was advised by the staff of the Los Angeles office of the SEC that it intends to recommend that the SEC initiate a civil proceeding against her, alleging violation of various federal securities laws and regulations related to certain employee stock option transactions involving her former employer, Pixar Animation Studios. The staff’s recommendation arises out of Ms. Mather’s prior employment as Chief Financial Officer of Pixar, and not her service as a director or chair of the Audit Committee of Glu.

Daniel L. Skaff (Age 49)
Managing Partner, Sienna Ventures

Mr. Skaff has served on our Board since December 2001 and has served as our lead independent director since June 2005. Mr. Skaff is the founder of Sienna Ventures, a private equity firm, and has served as its Managing Partner since its inception in June 2000. He also co-founded Pon North America Inc., a distribution company, and served as its Chairman from May 1998 to May 2001. Mr. Skaff also is a founding investor and lead director of Protocol Communications Inc., a call center and integrated marketing services business, where he served as a director from June 1998 to December 1999. Mr. Skaff also serves on the boards of directors of EBT Mobile China, Plc, Farmacia Remedios, Potenco, Inc. and Vivaro, Inc. He is currently on the investment committees of the Marin Community Foundation, a large charitable organization, and the Investment Advisory Committee of the Sierra Club Foundation, and is a founding advisory board member of Northstar Capital LLC, a subordinated debt fund based in Minneapolis. Mr. Skaff holds an A.B. in economics with honors from Harvard University and an M.B.A. from the Wharton School, University of Pennsylvania, where he was a Wharton Fellow.

Continuing Class III Directors (whose terms expire at the 2010 annual meeting)

L. Gregory Ballard (Age 55)
President, Chief Executive Officer and Director, Glu Mobile Inc.

Mr. Ballard has served as our President, Chief Executive Officer and director since September 2003. Prior to joining us, Mr. Ballard consulted for Virgin USA, Inc. from April 2003 to September 2003. Prior to then, he served as Chief Executive Officer at SONICblue Incorporated, a manufacturer of ReplayTV digital video recorders and Rio digital music players, from August 2002 to April 2003, and as Executive Vice President of Marketing and Product Management at SONICblue from April 2002 to August 2002. Between July 2001 and April 2002, Mr. Ballard worked as a consultant. Mr. Ballard served as Chief Executive Officer of MyFamily.com, Inc., a subscription-based Internet service, from January 2000 to July 2001. Previously, he served as Chief Executive Officer or in another senior executive capacity with 3dfx Interactive, Inc., an advanced graphics chip manufacturer, Warner Custom Music Corp., a division of Time Warner, Inc., Capcom Entertainment, Inc., a developer and publisher of video games, and Digital Pictures, Inc., a video game developer and publisher. Mr. Ballard serves as a director of DTS, Inc., a provider of branded entertainment technologies. Mr. Ballard also serves as an advisor to LaunchBox Digital. Mr. Ballard holds a B.A. degree in political science from the University of Redlands and a J.D. from Harvard Law School.

William J. Miller (Age 63)
Independent Director of and Advisor to Technology Companies

Mr. Miller has served on our Board since January 2007. Mr. Miller has acted as an independent director and adviser to a number of technology companies since November 1999. From April 1996 until his retirement in November 1999, Mr. Miller served as Chairman of the Board and Chief Executive Officer of Avid Corporation, a provider of digital tools for multimedia companies, where he also served as President from September 1996 to January 1999. Prior to then, he served as Chief Executive Officer and Chairman of the Board of Quantum Corporation, a data storage manufacturer, and in various positions at Control Data Corporation, a computer and data services company, most recently as Executive Vice President and President, Information Services. Mr. Miller serves as a director of NVIDIA Corporation, Waters Corporation, Digimarc Corporation and Overland Storage, Inc. Mr. Miller holds a B.A. in speech communications and a J.D. from the University of Minnesota.

A. Brooke Seawell (Age 61)
Venture Partner, New Enterprise Associates

Mr. Seawell has served on our Board since June 2006. Since January 2005, Mr. Seawell has served as a Venture Partner at New Enterprise Associates, focusing on software and semiconductor investments. From February 2000 to December 2004, he served as a Partner at Technology Crossover Ventures. Prior to joining TCV, Mr. Seawell worked in senior executive positions with NetDynamics, Inc., an application server software company, and Synopsys Inc., an electronic design automation software company. Mr. Seawell also serves on the boards of directors of NVIDIA Corporation, Informatica Corporation, SiliconBlue Technologies Corporation, SiTime Corporation and Telegent Systems. In addition, Mr. Seawell is an observer on the board of directors of Tabula Inc. Mr. Seawell also serves on the Management Board of the Stanford Graduate School of Business. Mr. Seawell holds a B.A. in economics from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

Continuing Class I Directors (whose terms expire at the 2011 annual meeting)

Richard A. Moran (Age 58)
Partner, Venrock Associates

Mr. Moran has served on our Board since May 2002. He has served as a Partner of Venrock Associates since January 2007. He served as Chairman of the Board of Portal Software, Inc. from February 2003 until Portal was sold to Oracle Corporation in July 2006. Also, since January 2002, he has served as Chief Executive Officer of Moran Manor and Vineyards LLC. From April 1996 to May 2002, Mr. Moran served as a Partner at Accenture Inc. (formerly Anderson Consulting LLP), focusing on media and entertainment. He also serves on the boards of directors of PodTech Network, Inc., TwoFish, Inc., TurnHere Inc. and the National Association of Corporate Directors, Northern California Chapter. Mr. Moran is the author of several books on business and management. Mr. Moran holds a B.A. in English from Rutgers College, an M.A. in personnel administration from Indiana University and a Ph.D. in organizational behavior/higher education from Miami University (Ohio).

Hany M. Nada (Age 40)
Managing Director, GGV Capital

Mr. Nada has served on our Board since April 2005. Mr. Nada co-founded GGV Capital (formerly Granite Global Ventures) in 2000 and has served as a Managing Director since its inception. He has also served as Managing Director and Senior Research Analyst at Piper Jaffray & Co., specializing in Internet software and e-infrastructure. Mr. Nada also serves on the boards of directors of OneWave Technologies, Inc., Accruent, Inc., Vocera Communications, Inc., WildTangent, Inc., Blue Casa Communications and Endeca Technologies, Inc. Mr. Nada holds a B.S. in economics and a B.A. in political science from the University of Minnesota.

Ellen F. Siminoff (Age 41)
Chief Executive Officer, Shmoop University, Inc.

Ms. Siminoff has served on our Board since June 2008. Since March 2008, Ms. Siminoff has served as Chief Executive Officer of Shmoop University, Inc., an education-based web publishing company. From March 2004 to March 2008, Ms. Siminoff served as the Chief Executive Officer of Efficient Frontier, a provider of paid search engine marketing solutions. From 1996 to 2002, Ms. Siminoff served in various capacities at Yahoo!, including as Senior Vice President of Entertainment and Small Business and Senior Vice President of Corporate Development. Ms. Siminoff also serves on the Board of Journal Broadcasting and U.S. Autoparts, and privately held companies, including Efficient Frontier, Inc. Ms. Siminoff holds an A.B. degree in economics from Princeton University and an M.B.A. from Stanford University.

CORPORATE GOVERNANCE

Our Board has adopted Corporate Governance Principles that are designed to assist the Board in observing practices and procedures that serve the best interests of Glu and our stockholders. The Nominating and Governance Committee is responsible for overseeing these Corporate Governance Principles and periodically making recommendations to the Board regarding any changes. These Corporate Governance Principles address, among other things, our policy on succession planning and senior leadership development, retirement, Board performance evaluations, committee structure and stock ownership requirements.

We maintain a corporate governance page on our company website that includes key information about corporate governance matters, including copies of our Corporate Governance Principles, our Code of Conduct and Business Ethics for all employees, including the Company’s senior executive and financial officers, and the charter for each Board committee. The link to this corporate governance page can be found at www.glu.com/about_glu/investors/corporate_gov.

Board Responsibilities and Structure

The Board oversees management’s performance on behalf of Glu’s stockholders. The Board’s primary responsibilities are (1) to select, oversee and determine compensation for the Chief Executive Officer who, with senior management, runs Glu on a day-to-day basis, (2) to monitor management’s performance to assess whether Glu is operating in an effective, efficient and ethical manner to create value for Glu’s stockholders and (3) to periodically review Glu’s long-range plan, business initiatives, capital projects and budget matters.

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board held 14 meetings during fiscal 2008. The independent directors meet without management present at regularly scheduled executive sessions at each quarterly Board meeting and some special Board meetings. During 2008, the independent directors held at least six executive sessions. With respect to independent director sessions, the independent directors may from time to time designate an independent director to serve as presiding director to chair these sessions. In addition, the presiding director may advise the Chairman of the Board with respect to agendas and information to be provided to the Board and may perform such other duties as the Board may from time to time delegate to assist it in fulfilling its responsibilities. The Board has delegated certain responsibilities and authority to the committees described below. Committees report regularly to the full Board on their activities and actions.

Lead Independent Director

The Board has designated Mr. Skaff as its lead independent director. The lead independent director presides at all meetings of the Board, including executive sessions of non-management or independent directors. This director also calls meetings of the independent or non-management directors and provides agendas for such meetings. In addition, he serves as liaison between the Chief Executive Officer and the independent and non-management directors and provides input regarding information sent to the Board. He also provides input regarding meeting agendas for the Board, consults with the committee chairs regarding agendas of committee meetings, provides advice with respect to the selection of committee chairs, interviews Board candidates and makes recommendations to the Nominating and Governance Committee. Mr. Skaff also is a key participant in establishing performance objectives and overseeing the process for the annual evaluation of our Chief Executive Officer’s performance. Together with the Chair of our Nominating and Governance Committee, our lead independent director oversees the annual Board and committee evaluations. He may also perform other duties as the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.

Director Independence

Our Board currently includes seven independent directors, two of whom are standing for election. To be considered independent under NASDAQ rules, a director may not be employed by the Company or engage in certain types of business dealings with Glu. In addition, as required by NASDAQ rules, the Board has made a determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and by the Company with regard to each director’s business and personal activities as they relate to Glu and Glu’s management. In assessing director independence under NASDAQ rules, the Nominating and Governance Committee and the full Board reviewed relevant transactions, relationships and arrangements that may affect the independence of our Board members, including that (1) Ms. Mather was during 2008, and currently is, a director of Google Inc., a company with which Glu conducts business in the ordinary course and (2) Mr. Seawell’s step-daughter is an employee of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, although she has not worked on the Company’s audit. Following review of these transactions and other relevant standards, the Board has determined that Ms. Mather, Mr. Miller, Mr. Moran, Mr. Nada, Mr. Seawell, Ms. Siminoff and Mr. Skaff are independent directors.

Attendance at Board, Committee and Annual Stockholders Meetings

The Board expects that each director will prepare for, attend and participate in all Board and applicable committee meetings and that each Board member will see that other commitments do not materially interfere with his or her service on the Board. Our Corporate Governance Principles provide that non-employee directors may not serve on the boards of more than five public companies, and our Chief Executive Officer may not serve on the boards of more than three public companies, in each case including the Company.

No director attended fewer than 75% of the aggregate number of meetings of the Board and the committees on which he or she served. Four directors attended the 2008 Annual Meeting of Stockholders. Under our Corporate Governance Principles, all directors are encouraged to attend the annual meetings of Glu’s stockholders.

Board Committees and Charters

The Board currently has a standing Audit Committee, Compensation Committee and Nominating and Governance Committee. The members of each committee are appointed by the Board based on recommendations of the Nominating and Governance Committee. Each member of these committees is an independent director as determined by the Board in accordance with NASDAQ listing standards. Each committee has a charter and annually reviews its charter and makes recommendations to our Board for revision to reflect changes in laws and regulations and evolving best practices. Copies of each charter can be found on our website at http://www.glu.com/corp/pages/investors.aspx. Current committee members are as follows:

Nominating and
		Compensation	Governance
Director	Audit Committee	Committee	Committee

Ann Mather	Chair	—	—
William J. Miller	—	Chair	—
Richard A. Moran	—	Member	—
Hany M. Nada	Member	—	—
Daniel L. Skaff	Member	—	—
A. Brooke Seawell	—	—	Chair
Ellen F. Siminoff	—	Member	Member

Audit Committee

The Audit Committee currently consists of three of our outside directors, Ms. Mather, who is the Committee chair, and Messrs. Nada and Skaff. Mr. Seawell was a member of the committee until the end of March 2008, when Mr. Skaff replaced him on the committee. The composition of our Audit Committee meets the requirements for independence under the current NASDAQ Stock Market and SEC rules and regulations, including their transitional rules. Each member of our Audit Committee is financially literate. Our Board has determined that Ms. Mather and Mr. Skaff are “audit committee financial experts” as defined in Item 407(d) of Regulation S-K. The Audit Committee met ten times during 2008, including holding an executive session with our independent registered public accounting firm at each meeting. The responsibilities and activities of the Audit Committee are described in greater detail in the section titled “Audit Committee Report” in this proxy statement and the committee’s charter, which was most recently revised in January 2009, posted on our website.

Compensation Committee

The Compensation Committee currently consists of three of our outside directors, Mr. Miller, who is the committee chair, Mr. Moran and Ms. Siminoff. Sharon Wienbar, a former Board member, served as a member of the committee until June 3, 2008, when Ms. Siminoff was elected to our Board and joined the committee. The composition of the Compensation Committee meets the requirements for independence under the current NASDAQ Stock Market and SEC and the rules and regulations of the Internal Revenue Code (the “Code”). The Compensation Committee, which met ten times during 2008, discharges the responsibilities of our Board relating to compensation of our executive officers and oversees our company-wide cash and equity compensation programs. The responsibilities and activities of the Compensation Committee are described in greater detail in the section titled “Compensation Discussion and Analysis” in this proxy statement and the committee’s charter posted on our website.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of two of our outside directors, Mr. Seawell, who is the committee chair, and Ms. Siminoff. Ms. Wienbar served as a member of the committee until June 3, 2008, when Ms. Siminoff was elected to our Board and joined the committee. The composition of our Nominating and Governance Committee meets the requirements for independence under the current NASDAQ Stock Market and SEC rules and regulations. Our Nominating and Governance Committee, which met three times during 2008, makes recommendations to the Board regarding Board and committee composition and appropriate corporate governance standards, reviews related party transactions and administers our Code of Business Conduct and Ethics, among other things.

Compensation Committee Interlocks and Insider Participation

During 2008, Messrs. Miller and Moran and Mms. Siminoff and Wienbar each served on the Compensation Committee. None of these individuals is or has been an officer or employee of Glu or any of its subsidiaries, and there are no other relationships between committee members and Glu or any other company that are required to be disclosed under this caption by SEC regulations.

DIRECTOR COMPENSATION

Overview

The Compensation Committee and the Nominating and Governance Committee evaluate the appropriate level and form of compensation for non-employee directors and recommend changes to the Board when appropriate. The Board adopted the following policy with respect to the 2008 compensation of non-employee directors:

•	Non-employee directors receive an annual cash retainer of $20,000;

•	The lead independent director receives additional annual cash compensation of $15,000;

•	The chair of the Audit Committee receives additional annual cash compensation of $15,000;

•	The chair of the Compensation Committee receives additional annual cash compensation of $15,000;

•	The chair of the Nominating and Governance Committee receives additional annual cash compensation of $5,000; and

•	Each non-employee director receives additional annual compensation of $5,000 for service on each of the Audit Committee, Compensation Committee or Nominating and Governance Committee, other than as chair.

All cash compensation to directors is paid in arrears in quarterly installments upon continuing service. We also reimburse our directors for reasonable expenses in connection with attendance at Board and committee meetings.

During 2008, at about the time of our annual meeting of stockholders, each non-employee director was eligible to receive an additional equity award of, at that director’s discretion, either a grant of a number of shares of restricted stock with a then fair market value equal to $50,000 or an option to purchase three times as many shares of our common stock, in either case vesting pro rata monthly over one year (an “Annual Award”). In addition, each new non-employee director was eligible to receive an initial equity award of, at that director’s discretion, either a grant of a number of shares of restricted stock with a then fair market value equal to $150,000 or an option to purchase three times as many shares of our common stock, in either case vesting as to 16 2/3% of the shares after six months and thereafter vesting pro rata monthly over the next 30 months (an “Initial Award”).

Each of our incumbent non-employee directors — Ms. Mather, Mr. Miller, Mr. Moran, Mr. Nada, Mr. Skaff and Mr. Seawell — elected to receive a stock option grant as his or her Annual Award. Each director received an option to purchase 31,185 shares of our common stock with an exercise price of $4.81 per share. Our newest director — Ms. Siminoff — also elected to receive a stock option grant as her Initial Award. She received an option to purchase 93,555 shares an at exercise price of $4.81 per share. These 2008 grants are reported in the “Director Summary Compensation Table” below.

On January 29, 2009, our non-employee director compensation program was amended to provide that each non-employee director will receive an Annual Grant, at that director’s discretion, of either (1) a grant of a number of shares of Glu restricted stock with a then fair market value equal to $50,000, or 6,700 shares, whichever is less or (2) an option to purchase three times as many shares of our common stock, calculated based on such lesser amount. The amount of the Initial Grant was changed to provide that, at that director’s discretion, he or shall will receive either (1) a grant of a number of shares of Glu restricted stock with a then fair market value equal to $150,000, or 20,000 shares, whichever is less or (2) an option to purchase three times as many shares of our common stock, calculated based on such lesser amount. The vesting schedule for the Annual Grant and the Initial Grant was not changed.

We do not provide additional compensation to Mr. Ballard for his service on our Board because he is an officer of the Company. See “Executive Compensation” below for a description of Mr. Ballard’s 2008 compensation.

Director Summary Compensation Table

The following table sets forth certain information with respect to compensation awarded to, earned by or paid to each person who served as a non-employee director during 2008.

	Fees Earned or Paid	Stock Awards	Option Awards
Name	in Cash ($)	(1)(3) ($)	(1)(2)(3) ($)	Total ($)

Ann Mather	$35,000	$9,403	$50,018	$94,421
William J. Miller	32,500	—	109,414	141,914
Richard A. Moran	27,500	—	59,053	86,553
Hany M. Nada	16,500	—	109,414	125,914
A. Brooke Seawell	17,750	—	109,414	127,164
Ellen F. Siminoff(4)	16,750	—	33,025	49,775
Daniel L. Skaff	30,250	—	109,414	139,664
Sharon L. Wienbar(4)	4,750	—	31,833	36,583

(1)	The amounts were computed in accordance with SFAS 123R (excluding risk of forfeiture) and reflect the dollar amount recognized as compensation expense during each year reported. These amounts reflect our accounting expense for these equity awards, without reflecting the estimate for forfeitures related to serviced based vesting, and do not correspond to the actual value that may be recognized by the director. See Note 11 — Stock Option and Other Benefit Plans — in the notes to consolidated financial statements contained in our annual report on Form 10-K for the year ended December 31, 2008 for a description of the SFAS 123R methodology and assumptions.

(2)	The grant date fair values under SFAS 123R of options granted to our non-employee directors during 2008 were $57,415 for each of Ms. Mather and Messrs. Miller, Moran, Nada, Seawell and Skaff, and $172,244 for Ms. Siminoff.

(3)	The aggregate number of outstanding stock options held by each of our non-employee directors at the end of 2008 was: Ms. Mather: 106,185; Mr. Miller: 64,518; Mr. Moran: 57,185; Mr. Nada: 64,518; Mr. Seawell: 47,852; Ms. Siminoff: 93,555; Mr. Skaff: 64,518 and Ms. Wienbar: 0. None of our non-employee directors held unvested restricted stock awards at the end of 2008.

(4)	On June 3, 2008, our stockholders elected Ms. Siminoff to our Board and Ms. Wienbar ceased serving on our Board.

STOCKHOLDER MATTERS

Stockholder Communications with Directors

Stockholders may communicate with the Board by sending an email to bod@glu.com, or by sending written correspondence to: Board, c/o Corporate Secretary, Glu Mobile Inc., 2207 Bridgepointe Parkway, Suite 250, San Mateo, California 94404. Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. The Board has instructed the Corporate Secretary to review all correspondence and to determine, in his or her discretion, whether matters submitted are appropriate for Board consideration. In particular, the Board has directed that communications such as product or commercial inquiries or complaints, resume and other job inquiries, surveys and general business solicitations or advertisements should not be forwarded to the Board. In addition, material that is unduly hostile, threatening, illegal, patently offensive or similarly inappropriate or unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request. The Corporate Secretary may forward certain communications elsewhere in the company for review and possible response.

Stockholder Recommendations of Director Candidates

The Nominating and Governance Committee will consider nominees recommended by stockholders for election as directors. If a stockholder would like to recommend a director candidate for the 2010 annual meeting, the stockholder must deliver the recommendation in writing to the Corporate Secretary, Glu Mobile Inc., 2207 Bridgepointe Parkway, Suite 250, San Mateo, California 94404. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected identified candidates as appropriate. In conducting its review and evaluation, the Nominating and Governance Committee may solicit the views of management, other members of the Board and other individuals it believes may have insight into a candidate’s qualifications and the needs of the Board and its committees. Candidates for the Board are generally selected based on desired skills and experience in the context of the existing composition of the Board and needs of the Board and its committees at that time, including the requirements of applicable SEC and NASDAQ rules. The Nominating and Governance Committee will consider these needs and further evaluate each candidate’s qualifications based on their independence, integrity, collegiality, diversity, skills, financial, technical, operational and other expertise and experience, breadth of experience, practical wisdom, judgment, knowledge about our business or industry, personal and professional ethics, availability and commitment to representing and enhancing the long-term interests of our stockholders. From time to time, the Nominating and Governance Committee may also identify and consider other factors that reflect our environment as it evolves or that it believes will otherwise contribute to the Board’s overall effectiveness and our success. The Nominating and Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all candidates, and will choose candidates to recommend for nomination based on the specific needs of the Board and Glu at that time. Although the Nominating and Governance Committee uses these and other criteria as appropriate to evaluate candidates, the Nominating and Governance Committee has no stated minimum criteria for candidates. Final approval of nominees to be presented for election is determined by the full Board.

Stockholder Proposals for the 2010 Annual Meeting of Stockholders

Any stockholder who intends to present a proposal for inclusion in Glu’s 2010 proxy statement and form of proxy must submit the proposal, in writing, so that the Corporate Secretary receives it at our principal executive offices by December 23, 2009. Any stockholder who wishes to bring a proposal or nominate a person for election to the Board at the 2010 Annual Meeting of Stockholders must provide written notice of the proposal or nomination to Glu’s Corporate Secretary, at our principal executive offices, between February 13, 2010 and March 15, 2010. In addition, our stockholders must comply with the procedural requirements in our bylaws, which stockholders can obtain from us upon request. Our bylaws are also on file with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding ownership of our common stock as of April 1, 2009 by:

•	Each Named Executive Officer (defined in “Compensation Discussion and Analysis” below);

•	Each of our directors;

•	All current executive officers and directors as a group; and

•	All persons known to us to beneficially own 5% or more of our common stock.

We calculated the “Percent of Class” based on 29,620,779 shares of common stock outstanding on April 1, 2009. In accordance with SEC regulations, we also include shares subject to options that are currently exercisable or will become exercisable within 60 days of April 1, 2009. Those shares are deemed to be outstanding and beneficially owned by the person holding such option for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the persons in this table is as: c/o Glu Mobile Inc., 2207 Bridgepointe Parkway, Suite 250, San Mateo, California 94404.

	Amount and
	Nature of
	Beneficial	Percent of
Name of Beneficial Owner	Ownership	Class

5% Stockholders:
New Enterprise Associates 10, L.P.(1)	4,794,443	16.2%
Stephens Investment Management, LLC and affiliated persons(2)	2,909,242	9.8%
T. Rowe Price Associates(3)	2,705,864	9.1%
Bank of America Corporation(4)	2,403,250	8.1%
BAVP, L.P.(5)	2,400,819	8.1%

Directors and Named Executive Officers:
L. Gregory Ballard(6)	898,013	3.0%
Eric R. Ludwig(7)	190,824	*
Jill S. Braff(8)	150,139	*
Kevin S. Chou(9)	71,941	*
Alessandro Galvagni(10)	149,266	*
Albert A. “Rocky” Pimentel(11)	191,960	*
Ann Mather(12)	109,851	*
William J. Miller(13)	74,518	*
Richard A. Moran(14)	119,851	*
Hany M. Nada(15)	1,153,695	3.9%
A. Brooke Seawell(16)	57,852	*
Ellen F. Siminoff(17)	93,555	*
Daniel L. Skaff(18)	855,380	2.9%

All current directors and executive officers as a group (13 persons)(19)	3,924,885	12.6%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	All shares are held by New Enterprise Associates, 10 L.P. (“NEA 10”). NEA Partners 10, L.P, which is the sole general partner of NEA 10, has seven individual general partners, which collectively determine the voting and disposition of the shares. The information provided with respect to this stockholder is based upon a Schedule 13G filed by such stockholder with the SEC on February 13, 2008. The address for New Enterprise Associates 10, L.P. is 1119 St. Paul Street, Baltimore, Maryland 21202. See footnote (16) regarding the relationship between this stockholder and Mr. Seawell.

(2)	The information provided with respect to this stockholder is based solely upon a Schedules 13G/A dated November 5, 2008 and a Form 4 dated March 19, 2009, filed by the stockholders with the SEC. The shares are held directly by certain investment limited partnerships (the “Partnerships”) for which Stephens Investment Management, LLC (“SIM”) is the general partner and investment manager. Paul H. Stephens, P. Bartlett Stephens and W. Bradford Stephens are each managing members and owners of SIM and each also holds limited partnership interests in certain of the Partnerships. Each of SIM, Paul H. Stephens, P. Bartlett Stephens, W. Bradford Stephens and the Partnerships expressly disclaims beneficial ownership in these securities, except to the extent of their respective pecuniary interests therein. SIM and the other reporting persons may be deemed to beneficially own the securities owned by the Partnerships insofar as they may be deemed to have the power to direct the voting or disposition of such securities. The address for these persons is One Ferry Building, Suite 255, San Francisco, California 94111.

(3)	The information provided with respect to this stockholder is based solely upon a Schedule 13G/A filed by such stockholder with the SEC on February 11, 2009. The stockholder has sole voting power with respect to 192,364 of the shares and sole dispositive power with respect to all of the shares. The Company has not done any independent investigation with respect to the beneficial ownership of this stockholder. The address for T. Rowe Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)	The information provided with respect to this stockholder is based solely upon a Schedule 13F — HR filed with the SEC on February 9, 2009 by Bank of America Corporation, Columbia Wanger Asset Management, LP, Bank of America Investment Advisors, Inc., Bank of America, N.A., Columbia Management Advisors, LLC, Bank of America Securities LLC, NMS Services (Cayman) Inc., Banc of America Investment Services, Inc., NMS Services, Inc., U.S. Trust Company of Delaware and Banc of America Capital Investor SBIC, L.P. Bank of America Corporation has voting and investment power over 2,400,819 of the shares and Banc of America Securities LLC has voting and investment power over 2,431 of the shares. The address for Bank of America Corporation is 100 North Tryon Street, Charlotte, North Carolina 28255.

(5)	The information provided with respect to this stockholder is based upon a Schedule 13G/A filed by such stockholder with the SEC on February 10, 2009. The voting and disposition of our shares held by BAVP, L.P. are determined by the four managing members of Scale Venture Management I, LLC (formerly BA Venture Partners VI, LLC), the ultimate general partner of BAVP, L.P. The address of BAVP, L.P. is 950 Tower Lane, Suite 700, Foster City, California 94404.

(6)	Represents 485,759 shares subject to options that are exercisable within 60 days of April 1, 2009; 26,668 shares held by Mr. Ballard’s minor children, 310,586 shares held in The L. Gregory Ballard and Lucy H Ballard Revocable Trust UAD and 75,000 shares held in The L. Gregory Ballard & Lucy H. Ballard Trustees for the Ballard Family GRAT.

(7)	Includes 133,824 shares subject to options that are exercisable within 60 days of April 1, 2009.

(8)	Includes 128,328 shares subject to options that are exercisable within 60 days of April 1, 2009.

(9)	Includes 68,608 shares subject to options that are exercisable within 60 days of April 1, 2009.

(10)	Includes 121,454 shares subject to options that are exercisable within 60 days of April 1, 2009.

(11)	Includes 7,864 shares held by Mr. Pimentel as custodian for two of his children under the California Uniform Transfer to Minors Act.

(12)	Includes 106,185 shares subject to options that are exercisable within 60 days of April 1, 2009, of which 2,599 shares, if these options were exercised in full, would be subject to vesting and right of repurchase in our favor upon the individual’s cessation of service prior to vesting.

(13)	Includes 64,518 shares subject to options that are exercisable within 60 days of April 1, 2009, of which 2,599 shares, if these options were exercised in full, would be subject to vesting and right of repurchase in our favor upon the individual’s cessation of service prior to vesting.

(14)	Represents 62,666 shares held by the Moran Family 2003 Revocable Trust and 57,185 shares subject to options that are exercisable within 60 days of April 1, 2009, of which 2,599 shares, if these options were exercised in full, would be subject to vesting and right of repurchase in our favor upon the individual’s cessation of service prior to vesting.

(15)	Represents 1,067,939 shares held by Granite Global Ventures II L.P. and 21,238 shares held by GGV II Entrepreneurs Fund L.P. Mr. Nada is a managing director of the general partner of the foregoing entities, which has seven individual managing directors, and shares voting and investment power with respect to the shares held by these entities with the other managing directors of the general partner. Mr. Nada disclaims beneficial ownership of these shares except to the extent of his individual pecuniary interests in these entities. Also represents 64,518 shares subject to options that are exercisable within 60 days of April 1, 2009, of which 11,859 shares, if these options were exercised in full, would be subject to vesting and right of repurchase in our favor upon the individual’s cessation of service prior to vesting.

(16)	Represents 10,000 shares held by The Rosemary and A. Brooke Seawell Revocable Trust and 47,852 shares subject to options that are exercisable within 60 days of April 1, 2009, of which 7,229 shares, if these options were exercised in full, would be subject to vesting and right of repurchase in our favor upon the individual’s cessation of service prior to vesting. Excludes 4,794,443 shares held by NEA 10. Mr. Seawell is a venture partner of NEA Development Corp., an entity that provides administrative services to the foregoing entities. Mr. Seawell does not have voting or dispositive power with respect to any of the shares held by NEA 10, and disclaims beneficial ownership of any securities held by them, except to the extent of his respective proportionate pecuniary interests in these entities.

(17)	Represents 93,555 shares subject to options that are exercisable within 60 days of April 1, 2009, of which 64,970 shares, if these options were exercised in full, would be subject to vesting and right of repurchase in our favor upon the individual’s cessation of service prior to vesting.

(18)	Includes 27,252 shares held by the Daniel & Michelle Skaff Trust and 64,518 shares subject to options that are exercisable within 60 days of April 1, 2009, of which 11,859 shares, if these options were exercised in full, would be subject to vesting and right of repurchase in our favor upon the individual’s cessation of service prior to vesting. Mr. Skaff is the managing member of Sienna Associates III, L.L.C., the general partner of Sienna Limited Partnership III, L.P. Mr. Skaff, Robert Conrads and Gilbert Amelio share voting and dispositive power over these shares and disclaim beneficial ownership of these shares except to the extent of their respective individual pecuniary interests in this entity. The address of Sienna Limited Partnership III, L.P. and Mr. Skaff is 2330 Marinship Way, Suite 130, Sausalito, California 94965.

(19)	Includes 1,436,304 shares subject to options that are exercisable within 60 days of April 1, 2009, of which 112,974 shares, if these options were exercised in full, would be subject to vesting and right of repurchase in our favor upon the individual’s cessation of service prior to vesting. Excludes the shares indicated to be excluded in footnotes (16) and (18).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires our directors and certain of our officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from these officers and directors, we believe that all Section 16(a) filing requirements were met during 2008.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

The Compensation Committee, comprised of three non-employee members of our Board, oversees our compensation plans and policies, approves the compensation of our executive officers and administers our stock compensation plans. The Compensation Committee’s basic responsibilities are to review the performance of our management in achieving corporate goals and objectives and to ensure that our executive officers are compensated effectively in a manner consistent with our strategy and competitive practices. This Compensation Discussion and Analysis (“CD&A”) contains a discussion and analysis of the compensation approved by the Compensation Committee and earned by or paid to the executive officers named below (the “Named Executive Officers”), in 2008 who are included in the “Summary Compensation Table” below:

•	L. Gregory Ballard, President and Chief Executive Officer

•	Eric R. Ludwig, Senior Vice President and Chief Financial Officer

•	Jill S. Braff, Senior Vice President, Global Publishing

•	Kevin S. Chou, Vice President and General Counsel

•	Alessandro Galvagni, Senior Vice President, Global Product Development and Chief Technology Officer

•	Albert A. “Rocky” Pimentel, former Executive Vice President and Chief Financial Officer

Mr. Pimentel announced his resignation from the Company in April 2008 and shortly thereafter Mr. Ludwig was appointed as Senior Vice President, Finance and Interim Chief Financial Officer and designated as an executive officer. Mr. Ludwig was subsequently appointed Chief Financial Officer following completion of a search effort and evaluation of alternatives. Mr. Chou served as our Vice President and General Counsel during all of 2008 and was designated an executive officer in October 2008. The effects of these decisions on our executive compensation are discussed in this CD&A.

Compensation Philosophy and Objectives

The Compensation Committee has established a compensation program for executive officers designed to attract individuals with the skills necessary for us to achieve our business plan, to motivate those individuals, to reward those individuals fairly over time and to retain those individuals who continue to perform at or above the levels that we expect. It is also designed to reinforce a sense of ownership, urgency and overall entrepreneurial spirit and to link rewards to measurable corporate and, where appropriate, individual performance. We believe that the most effective executive compensation program is one that is designed to reward the achievement of specific long-term and strategic goals, and which aligns executive officers’ interests with those of the stockholders by rewarding performance of established goals, with the ultimate objective of creating stockholder value. The Compensation Committee evaluates compensation to ensure that Glu maintains the ability to attract and retain talented employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executive officers of our peer companies. To that end, the Compensation Committee believes that executive compensation packages provided by Glu to its executive officers should include both cash and stock-based compensation that reward performance against established goals.

The Compensation Committee works within the framework of a pay-for-performance philosophy to determine each component of an executive officer’s compensation package based on numerous factors, including:

•	the individual’s particular background and circumstances, including training and prior relevant work experience;

•	the individual’s role with us and the compensation paid to similar persons in the companies represented in the compensation data that we review;

•	the demand for individuals with the individual’s specific expertise and experience at the time of hire or review;

•	performance goals and other expectations for the position where appropriate;

•	comparison to other executives within our company having similar levels of expertise and experience; and

•	compensation data of peer companies for similar positions.

The Compensation Committee performs at least annually a strategic review of our executive officers’ compensation levels to determine whether they provide adequate incentives and motivation and whether they appropriately compensate our executive officers relative to comparable executive officers in other companies with which we compete for executives.

In making compensation decisions for 2008 performance, the Compensation Committee gave significant weight to the Company’s financial performance for the year, and in setting compensation for 2009, the Compensation Committee considered the Company’s operating plan approved by the Board with respect to cash and equity compensation and the existing equity awards held by our executive officers with respect to equity compensation.

Components of Executive Compensation

In 2008, our executive officers were compensated through the following compensation elements, each designed to achieve one or more of our overall compensation objectives:

Target versus Peer
Component	How Determined	Objective	Companies

Base Salary	Market data and scope of executive’s responsibilities	Attract and retain experienced executives	60th percentile (together with cash bonus compensation)

Non-Equity Incentive (Cash) Bonus Plan	Market data and scope of executive’s responsibility and based on achieving pre-established corporate financial objectives and, where appropriate, individual performance objectives	Motivate executives to achieve the Company’s 2008 financial plan and to achieve strategic goals	60th percentile (together with base salary compensation)

Long-Term Equity Incentive Awards	Market data, scope of executive’s responsibility and value of existing equity awards	Align interests of our executives with our stockholders	75th percentile

The Compensation Committee views these components of compensation as related but distinct. Although the Compensation Committee reviews total compensation, it does not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. The Compensation Committee determines the appropriate level for each compensation component based on our compensation philosophy discussed above. Except as described in this CD&A, the Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, our Named Executive Officers have the ability to directly influence overall Company performance, so a greater portion of their pay is tied to short and long-term incentive programs than is the case for most other Glu employees. In addition, the Compensation Committee’s philosophy is to make a greater percentage of an employee’s compensation performance-based as he or she becomes more senior and to keep cash compensation to the minimum competitive level while providing the opportunity to be well rewarded through equity if we perform well over time, consistent with our pay-for-performance culture.

For 2008 compensation, the Compensation Committee believed that the 60th percentile for base salaries and total cash compensation was the minimum cash compensation level that would allow us to attract and retain talented executive officers and motivate them to achieve the Company’s annual financial plan and individual strategic goals. However, because the Compensation Committee fixed salaries near the median of comparable executive officers’ salaries, it chose to make equity grants at or near the level of the 75th percentile.

Benchmarking

For its October 2007 and November 2007 meetings, Compensia prepared a peer analysis based on data from the following sources for the Compensation Committee’s consideration in determining the 2008 cash and stock-based compensation for all of our executive officers:

•	comparable position compensation data for the following peer companies: Actuate, Aruba Networks, Autobytel, BigBand Networks, Chordiant Software, CommVault Systems, CyberSource, Digimarc, DivX, DTS, Omniture, Opsware, Riverbed Technology and Sonic Solutions;

•	the Radford April 2007 High-Tech Executive Survey of a subset of the complete peer companies list (Actuate, BigBand Networks, Chordiant Software, CommVault Systems, CyberSource, Digimarc, Omniture and Opsware) plus Real Networks; and

•	the Radford April 2007 High-Tech Executive Survey of primarily public and some private software companies, limited to companies with revenues between $50 million and $200 million.

In April 2007, Radford and the Compensation Committee considered a set of peer companies in connection with a Radford assessment of our equity compensation program for our employees in general. Radford conferred with our management to develop a proposed group of peer companies of companies similar to us based on industry, financial and organizational comparability. Radford and management presented the proposed group of peer companies to Compensia and the Compensation Committee for consideration and, based on input from Compensia and the committee, the group of peer companies was modified slightly to reflect their view of better aligned comparators, including consideration of similar growth characteristics for example, resulting in the final group of peer companies which Compensia and the Compensation Committee considered at the committee’s October 2007 and November 2007 meetings. Compensia and the Compensation Committee used a different set of peer companies for benchmarking at the Compensation Committee’s October 2008 meeting than the set used at the October 2007 and November 2007 meetings. At the Compensation Committee’s July 2008 meeting, Compensia presented to the Compensation Committee for the committee’s input a new group of peer companies of companies similar to Glu, again based on industry, financial and organizational comparability, along with a new set of surveys and market data for the new peer group that Compensia would be using in 2008 for the benchmarking. The new group of peer companies included most of the group of peer companies used by Compensia and the Compensation Committee for benchmarking in 2007, but also included Compensia’s recommendations for certain additions and deletions. The Compensation Committee accepted Compensia’s recommended revisions to the peer group companies, since it believed that this peer group is representative of companies in our revenue range and industry that are a fair representation of the employment market in which Glu competes. The Compensation Committee’s considered this revised peer group and associated surveys and data at its October 2008 and November 2008 meetings at which it approved equity awards, set 2009 annual base salaries and began considering 2009 total cash compensation, including target bonus-plan awards.

The Compensation Committee’s judgments regarding market levels of base compensation and aggregate equity holdings were based, in part, on a report prepared by Compensia at the Compensation Committee’s request; the report compared our executive compensation with the executive compensation at a number of recently public companies and a number of similarly situated private companies, analyzing various factors including employee headcount and revenues. The Compensation Committee’s choice of the percentiles in the table above to apply to the data in the report reflected consideration of our stockholders’ interests in paying what was necessary, but not significantly more than necessary, to achieve our corporate goals, while conserving cash and equity as much as practicable. We believe that, given the industry in which we operate and the corporate culture that we have created, base compensation and options at levels we have established are generally sufficient to retain our existing executive officers and to hire new executive officers when and as required.

Base Salary

The Compensation Committee fixes executive officer base compensation at a level it believes enables the Company to hire and retain individuals in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business goals. The Compensation Committee also takes into account the base compensation payable by companies believed to be our competitors and by other companies it believed to be those with which we generally compete for executive officer talent. The base salaries of executive officers are determined at the time of hiring by evaluating the responsibilities of the position held and the experience and performance of the individual. The Compensation Committee reviews executive salaries annually, typically in the fourth quarter, and adjusts them as appropriate to reflect changes in the peer companies, individual performance and responsibility, prior experience and salary history. In instances where an executive officer is uniquely key to our success or has a role that does not exactly match the benchmarking data, the Compensation Committee takes these factors into consideration. In the event of a promotion during the year, base salaries may be increased at mid-year to reflect increased responsibilities.

At its November 2007 meeting, the Compensation Committee approved salary increases for Named Executive Officers, effective beginning December 15, 2007, as set forth in the following table. The 2008 salary of each of Messrs. Ludwig and Chou’s salary was subsequently increased as described in the narrative following the table.

Named Executive Officer	2007 Salary	2008 Salary

L. Gregory Ballard	$300,000	$375,000
Eric R. Ludwig	190,000	225,000
Jill S. Braff	240,000	270,000
Kevin S. Chou	190,000	205,000
Alessandro Galvagni	240,000	270,000
Albert A. “Rocky” Pimentel	250,000	280,000

These base salary increases were approved based on recommendations from the Chief Executive Officer (and, in the case of the Chief Executive Officer, input from the Board), an evaluation of each executive officer’s performance that was conducted in consultation with the Chief Executive Officer, and consideration of the benchmarking data. The 2008 base salary of Messrs. Ballard and Chou were below the guideline levels established by the Compensation Committee, and the base salaries of Messrs. Ludwig, Galvagni and Pimentel and Ms. Braff were above the guideline levels established by the Compensation Committee. Mr. Ballard’s base salary was below the 60th percentile guideline by approximately 6% and Mr. Chou’s base salary was below the guideline by approximately 19%. The Compensation Committee believed that Ms. Braff’s broader role, including worldwide sales and marketing, Mr. Galvagni’s broader role, including product development and engineering, Mr. Ludwig’s broader role, including administration and investor relations, and Mr. Pimentel’s broader role, including administration and corporate development, and his lengthy career in the industry, and the fact that each of these positions entails broader responsibilities than the comparable executives in the benchmark comparisons, warranted in each case a base salary higher than the guidelines established by the Compensation Committee. Mr. Pimentel’s base salary exceeded the 60th percentile guideline by approximately 8%, Ms. Braff’s base salary exceeded the guideline by approximately 12%, Mr. Ludwig’s base salary exceeded the guideline by approximately 6% and Mr. Galvagni’s base salary exceeded the guideline by approximately 11%. The Compensation Committee’s choice of the foregoing salaries reflected consideration of our stockholders’ interests in paying what was necessary, but not significantly more than necessary, to achieve our corporate goals, while conserving cash as much as practicable.

In April 2008, in connection with Mr. Ludwig’s promotion to Senior Vice President, Finance and Interim Chief Financial Officer when Mr. Pimentel tendered his resignation as our Chief Financial Officer, the Compensation Committee approved an increase in Mr. Ludwig’s base annual salary to $250,000 from $225,000. In making this compensation change, the Compensation Committee considered the 2007 peer analysis data for the Chief Financial Officer position prepared by Compensia that the Compensation Committee had considered when it determined the 2008 compensation for Mr. Pimentel. The Compensation Committee believed that Mr. Ludwig’s promotion to Senior Vice President and the need to retain Mr. Ludwig, given that he was the Company’s most senior finance officer, justified an increase in his base salary (and target bonus), but that the interim nature of his role as Chief Financial Officer and the fact that this position would be his first as the chief financial officer or interim chief financial officer of a publicly traded company justified a base salary below the 60th percentile guideline for a chief financial officer and appropriately below that paid to Mr. Pimentel. Following this change, Mr. Ludwig’s base salary was below the 60th percentile guideline by approximately 4%. The Compensation Committee also decided that it would review Mr. Ludwig’s compensation (including base salary, target bonus and equity compensation) should Mr. Ludwig be appointed the Company’s Chief Financial Officer, at its next review of the compensation of all of the Company’s executive officers.

In October 2008, the Compensation Committee approved an increase in Mr. Chou’s base salary to $225,000, effective November 1, 2008, in connection with his designation as an executive officer of the Company.

Cash Bonuses Under Our Non-Equity Incentive Plan

The Compensation Committee designs our executive bonus plan to focus management on achieving key corporate financial objectives, to motivate certain desired individual behaviors and to reward substantial achievement of these corporate financial objectives and individual goals. The Compensation Committee utilizes cash bonuses to reward performance achievements with a time horizon of one year or less, while utilizing salary as the base amount necessary to match the Company’s competitors for executive talent.

Our 2008 executive bonus plan was adopted by the Compensation Committee in April 2008 to reward all executive officers, vice presidents and certain senior director-level employees. It contemplates the payment to a participant of a maximum annual bonus equal to a percentage of the participant’s current annual salary approved by the Compensation Committee in the case of our executive officers, and in the case of non-executive officers, our Chief Executive Officer and Chief Financial Officer. The 2008 targets and actual bonuses earned for our Named Executive Officers are set forth below.

	2008 Target	2008 Target
Named Executive Officer	Percentage	Annual Bonus	2008 Bonus Earned

L. Gregory Ballard	75%	$281,250	$67,500
Eric R. Ludwig	35/50%	108,654	31,771
Jill S. Braff	50%	135,000	47,250
Kevin S. Chou	30%	62,500	21,525
Alessandro Galvagni	50%	135,000	47,250
Albert A. “Rocky” Pimentel	50%	140,000	35,000

Combined with each executive officer’s base salary, the total target cash compensation of Messrs. Ballard and Chou were below the guideline of the 60th percentile of our peer group established by the Compensation Committee and the total target cash compensation of Ms. Braff and Messrs. Ludwig, Galvagni and Pimentel were higher than the guideline. Mr. Ballard’s total target cash compensation was below the 60th percentile guideline by approximately 10%, Mr. Chou’s total target cash compensation was below the guideline by approximately 23%, Ms. Braff’s total target cash compensation exceeded the guidelines by approximately 3%, Mr. Ludwig’s total target cash compensation exceeded the guideline by approximately 26%, Mr. Galvagni’s total target cash compensation exceeded the guideline by approximately 22% and Mr. Pimentel’s total target cash compensation exceeded the guideline by approximately 8%, all in light of the factors discussed in “— Base Salary” above.

In April 2008, the Compensation Committee approved an increase in Mr. Ludwig’s target bonus to 50% of his base salary, up from 35% of his base salary, when he was promoted to Senior Vice President, Finance and interim Chief Financial Officer, after Mr. Pimentel tendered his resignation as our Chief Financial Officer. See the discussion related to Mr. Ludwig in “— Base Salary” above.

Except for Mr. Ballard, we paid 2008 bonuses quarterly with the maximum potential bonus in a given quarter equal to 25% of the maximum annual bonus. We elected to award bonuses quarterly because the Compensation Committee believed a short-term orientation was appropriate given the uncertainty and unpredictability of operations in a small company. Mr. Ballard’s maximum potential bonus in a given quarter is equal to 20% of his maximum annual bonus, with the final 20% being paid after our Board’s assessment of his annual performance. The Compensation Committee added this component to Mr. Ballard’s bonus because it wanted his bonus to be largely aligned with those of the other executive officers but also to include a strategic component that went beyond the short-term quarterly financial metrics. The individual performance objectives for our Chief Executive Officer are determined by our lead independent director and one or more members of the Compensation Committee, after input from the other members of our Board.

In 2008, we based quarterly bonuses on three components — revenues, non-GAAP earnings and individual contributions. The Compensation Committee felt that the largest portion of each bonus should be based on our executive officers’ success as a team and thus based on corporate financial goals, but that there should be some ability to reward individual contributions. Each component of the bonus is independent of the other components, and we paid the applicable percentage of the bonus if an objective is attained, regardless of whether any or all of the other objectives were attained. The Compensation Committee chose revenues and non-GAAP earnings because it believed that, as a growth company, we should reward revenue growth, but only if that revenue growth is achieved cost effectively, and that a profitable company with little or no growth was not acceptable. The Compensation Committee decided to replace the corporate operational EBITDA objective used in 2007 with the non-GAAP earnings objective used in 2008 because non-GAAP earnings more closely aligned with the Company’s 2008 operating plan approved by the Board, was the measure that management used to evaluate the Company’s performance, and that the Compensation Committee believed was a better measure of our financial performance to our stockholders. The targets were based on our annual operating plan, as approved by the Board. The individual performance objectives were determined by the executive officer to whom the potential bonus recipient reports or, in the case of our Chief Executive Officer, by our lead independent director and one or more members of the Compensation Committee, after receiving input from the other members of our Board. The basis for Mr. Ballard’s bonus included such objectives as developing our executive team, successfully integrating acquisitions, ensuring the creation of a sufficient number of games, developing improved content strategy or developing strategic opportunities.

The actual amount of the quarterly and annual bonus payments in 2008 depended on whether we achieved our revenues and non-GAAP earnings targets, and, for each individual executive officer, whether he or she achieved his or her individual goals. Each executive officer, other than Mr. Ballard, was eligible to receive up to 37.5% of his or her bonus opportunity based on our revenues, 37.5% of their bonus opportunity based on our non-GAAP earnings and 25% of his or her bonus opportunity based on the executive officer’s individual goals. Mr. Ballard was eligible to receive up to 40% of his bonus opportunity based on our revenues, 40% of his bonus opportunity based on our non-GAAP earnings and 20% of his bonus opportunity based on his individual annual goals. In each case, payment for the financial targets components of the bonuses was contingent on achieving 90% of the applicable target, with 40% of the maximum amount for that portion of the bonus being paid if we achieved at least 90% but less than 95% of the applicable target, 70% of the maximum amount for that portion of the bonus being paid if we achieved at least 95% but less than 100% of the applicable target, and 100% of the maximum amount for that portion of the bonus being paid if we achieved at least 100% of the applicable target. Executive bonus plan participants were eligible to earn a bonus above 100% of target, at the Compensation Committee’s discretion and in such amount as may be determined by the committee, based on outstanding Company and individual achievement, assuming the target bonus for the measurement period had been earned. At the end of each quarter, we reviewed the Company’s financial statements for the quarter relative to the financial measures, evaluated the individual’s performance against his or her personal objectives and determined each participant’s quarterly bonus amount.

The Compensation Committee established the 2008 target financial measures in April 2008 when it adopted the 2008 executive bonus plan. The target financial measures are based on a revised 2008 annual operating plan approved by the Board following our MIG and Superscape acquisitions. The 2008 target and actual financial measures for purposes of our 2008 executive bonus plan were as follows (in thousands):

2008 Financial Measures	Target	Actual

Q1-2008 Revenues	$19,648	$20,592
Q1-2008 Non-GAAP Earnings	(794)	(42)
Q2-2008 Revenues	24,184	23,704
Q2-2008 Non-GAAP Earnings	367	278
Q3-2008 Revenues	28,417	23,895
Q3-2008 Non-GAAP Earnings	3,265	(3,030)
Q4-2008 Revenues	30,558	21,577
Q4-2008 Non-GAAP Earnings	4,349	(4,269)

Appendix A to this proxy statement includes a reconciliation of these non-GAAP earnings amounts to the most comparable GAAP measure.

During 2008, first quarter bonuses were earned and paid at 100% of target because the Company met both its revenues and its non-GAAP earnings targets and each Named Executive Officer met his or her individual performance goals at 100%. Second quarter bonuses were earned and paid at 40% of target because the Company achieved at least 90% but less than 95% of the revenues target and each Named Executive Officer met his or her individual performance goals at 100%, but the Company did not achieve the minimum 90% of the non-GAAP earnings target required for any bonus for that component. Mr. Pimentel was ineligible for a bonus beginning the second quarter because he was no longer employed by Glu. The Compensation Committee did not award third and fourth quarter bonuses to our Named Executive Officers because the Company did not meet at least 90% of either of the financial targets and the Company’s Chief Executive Officer informed the Compensation Committee that, since the Company’s financial performance was below plan, none of the other Named Executive Officers had achieved his or her individual performance goals. In addition, the Chief Executive Officer informed the Compensation Committee that he had elected to forego the annual portion of his bonus (20%) in light of the Company’s 2008 financial performance.

Equity Compensation

We utilize initial and refresh stock options to reward long-term performance, with strong corporate performance and extended executive officer tenure producing potentially significant value for the executive officer. Generally, a significant stock option grant is made in the year when an executive officer commences employment with us. This grant is made within our written guidelines for new hire grants, consistent with the executive officer’s position and considering also the benchmarks. The size of each grant is generally set at a level that the Compensation Committee deems appropriate to create a meaningful opportunity for significant equity compensation and is based upon the grant guidelines, the individual’s position with us and the individual’s potential for future responsibility and promotion. The relative weight given to each of these factors varies from individual to individual at the Compensation Committee’s discretion. Adjustments may be made as the Compensation Committee deems reasonable to attract candidates. These initial grants vest over four years and no shares vest before the one year anniversary of the executive’s employment. The Compensation Committee spreads the vesting of our options over four years to compensate executive officers for their contribution over a period of time.

In October 2008, the Compensation Committee awarded options to purchase 370,000 shares of common stock to Mr. Ballard, 90,000 shares to each of Ms. Braff, Mr. Ludwig and Mr. Galvagni and 55,000 shares to Mr. Chou. These options for executive officers represented approximately 31.6% of the total number of options that we awarded to all employees in 2008. The exercise price for these options is $0.89. The Compensation Committee approved these grants after considering the 2008 peer analysis data prepared by Compensia. In addition, in April 2008, the Compensation Committee awarded options to purchase 40,000 shares of common stock to Mr. Ludwig, at an exercise price of $4.39 per share, when he was promoted to Senior Vice President, Finance and Interim Chief Financial Officer when Mr. Pimentel tendered his resignation. See the discussion related to Mr. Ludwig in “— Base Salary” above. All of these grants, which have a six-year term, have an exercise price equal to the closing price of our common stock on the date of approval by the Compensation Committee. The grants vest over four years, and no shares vest before the one year anniversary of the option grant, which is the same vesting schedule as refresh grants to our other employees. The value of these grants for financial statement reporting purposes is reflected in the “Grants of Plan-Based Awards in 2008” table below.

To date, we have not awarded shares of restricted stock to our executive officers. Since we have been in a growth phase of our business and our stock has only recently become publicly traded, the Compensation Committee believes that stock options currently provide a more powerful incentive for our executive officers. However, the Compensation Committee may approve restricted stock awards in the future.

Interim Chief Financial Officer Retention Agreement with Mr. Ludwig

In April 2008, the Compensation Committee approved an Interim CFO Retention Agreement with Mr. Ludwig to retain him during our search for a permanent Chief Financial Officer, in which he was a candidate. That agreement provided for (1) a pro-rated $30,000 bonus based on the number of days served by him as our interim Chief Financial Officer and (2) certain severance terms if the Board had appointed another individual to serve as our chief financial officer and Mr. Ludwig was terminated within six months following the appointment. In making its decision to approve this agreement, the Compensation Committee considered the need to retain Mr. Ludwig, given that the Company did not have a chief financial officer and he was the Company’s most senior finance officer, the benefits to the Company of ensuring that Mr. Ludwig remained with the Company for a transition period following the hiring of an outside candidate as chief financial officer and the benefits to the Company in its recruiting efforts for a new chief financial officer. The agreement expired when Mr. Ludwig was appointed as our Chief Financial Officer. For a description of this agreement, see “Interim Chief Financial Officer Retention Agreement” below.

Severance and Change of Control Payments

Each of our executive officers has an agreement with us that provides for payments and benefits if the individual is terminated under certain circumstances within 12 months following a change of control of the Company. For a description of these agreements and quantification of these severance and change of control benefits, please see the discussion under “Payments Upon Termination or Change in Control” below. Absent a change of control event, no executive officer is entitled upon termination to either equity vesting acceleration or cash severance payments.

Our Board decided to provide these arrangements to mitigate some of the risk that exists for executives working in a small public company, an environment where there is a meaningful likelihood that we may be acquired. These arrangements are intended to attract and retain qualified executives that have employment alternatives available to them that may appear to them to be less risky absent these arrangements and to mitigate a potential disincentive to consideration and execution of such an acquisition where the services of these executive officers may not be required by the acquirer.

Other Benefits

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as other employees. We matched employee contributions under our 401(k) plan from April 1, 2008 to December 31, 2008. As part of our cost-reduction efforts, in February 2009 we elected to indefinitely suspend our 401(k) match for U.S. employees, which includes all of our current executive officers. We also provide vacation and other paid holidays to all employees, including our executive officers, which are comparable to those provided at peer companies. There were no special benefits or perquisites provided to any executive officer in 2008.

Financial Restatements

The Compensation Committee has not adopted a policy with respect to whether we will make retroactive adjustments to any cash- or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. The Compensation Committee believes that this issue is best addressed when and if the need actually arises, after all of the facts regarding the restatement are known.

Role of Executive Officers in Compensation Decisions

For compensation decisions relating to executive officers other than Mr. Ballard, Mr. Ballard, as the manager of the members of the executive team, assesses each individual’s contributions to their respective goals and makes a recommendation to the Compensation Committee regarding any merit-based adjustment to salary, the amount of cash bonus and bonus level for the coming year and replenishment stock option or other equity compensation grant. The Compensation Committee evaluates, discusses and modifies or approves these recommendations and conducts a similar evaluation of Mr. Ballard’s contributions to corporate goals and achievement of individual goals. Consistent with our compensation philosophy, each employee’s evaluation begins with a written self-assessment, the supervisor’s own evaluation of the employee’s performance and input from others within Glu. Mr. Ballard bases his recommendations in part upon annual performance reviews of our executive officers, including a review of self-evaluations prepared by such executive officers. The Compensation Committee may exercise its discretion in modifying any recommended compensation adjustments or awards to executive officers. Compensation Committee meetings during 2008 typically included, for all or a portion of each meeting, not only the Compensation Committee members but also our chief executive officer, our vice president of global human resources and our general counsel. Any executive officers attending a Compensation Committee meeting excused himself or herself for those portions of the meeting in which his or her own compensation was discussed or considered.

Equity Granting Policy

Equity awards may be granted by either the Compensation Committee or our Stock Option Administration Committee, which is comprised of the Chief Executive Officer, Chief Financial Officer, Senior Vice President of

Global Publishing and Senior Vice President of Product Development and Chief Technology Officer. The Compensation Committee has delegated authority to our Stock Option Administration Committee to grant equity awards to employees who are not executive officers and do not report to the Chief Executive Officer, up to a certain number of shares per individual, as specified by the Compensation Committee. In order for the Stock Option Administration Committee to act, our Chief Executive Officer and at least one other member of that committee must vote. The Stock Option Administration Committee reports to the Compensation Committee awards approved by the Stock Option Administration Committee promptly after any such approvals. Equity grants made to individuals who report to our Chief Executive Officer or to individuals who receive amounts above the stated share limit per individual must be approved by the Compensation Committee.

Equity awards are typically granted on regularly scheduled Stock Option Administration Committee meetings held on the second Tuesday of each month. The only exception is for new hire or promotion grants that require Compensation Committee approval, which grants are generally approved at or around the time the individual is hired or promoted. The Stock Option Administration Committee does not have discretion to set other grant dates for awards made pursuant to its delegated authority. Our annual performance-related awards for our executive officers are currently made at the Compensation Committee meeting held during our fourth quarter, typically in late October or early November, at which the Compensation Committee reviews executive compensation for the upcoming year.

Other than as described in this CD&A and under the sections in this proxy statement titled “Director Compensation” above and the “Option Exchange Program” below, we do not have any program, plan or obligation that requires us to grant equity compensation on specified dates.

The exercise price of a newly granted option (i.e., not an option assumed or substituted in connection with a corporate transaction) is the closing price of our common stock on the date of grant.

Tax and Accounting Treatment of Compensation

In designing our compensation programs, the Compensation Committee considers the financial accounting and tax consequences to the Company, as well as the tax consequences to our employees. We account for equity compensation paid to our employees under the rules of SFAS 123R, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. Management considers the SFAS 123R cost of outstanding equity awards as part of our equity grant recommendations to the Compensation Committee.

Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to our chief executive officer, our chief financial officer and each of our three most highly paid executive officers. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. To qualify for the exemption, we asked our stockholders to approve a limit under our 2007 Equity Incentive Plan (the “2007 Plan”) on the maximum number of shares for which a participant may be granted stock options in any calendar year. Because this limit was adopted, any compensation deemed paid to an executive officer when he or she exercises an option with an exercise price that is at least equal to the fair market value of the option shares on the grant date should qualify as performance-based compensation and should not be subject to the $1 million deduction limitation. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. However, to date we have not exceeded the $1 million limit for any executive officer. Moreover, exceeding that limitation may not result in the current payment of increased federal income taxes due to our significant net operating loss carryforward and the fact that we have not achieved sustained profitability.

We currently intend that all cash compensation paid will be tax deductible for us. However, with respect to equity compensation awards, while any gain recognized by an employee from a nonqualified option should be deductible, if an option is an incentive stock option, we will not be able to deduct any gain recognized by the employee unless there is a disqualifying disposition by the employee.

We also consider the tax impact to employees in designing our compensation programs, particularly our equity compensation programs. For example, employees generally control the timing of taxation with respect to stock options. We structure cash bonus compensation so that it is taxable to our employees at the time it becomes available to them.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed this Compensation Disclosure and Analysis set forth above with our management. Based on its review and discussions, the Compensation Committee recommended to our Board that the Compensation Disclosure and Analysis be included in this proxy statement.

William Miller (Chair)
Richard Moran
Ellen F. Siminoff

EXECUTIVE COMPENSATION

Please see Item 10 “Directors, Executive Officers and Corporate Governance” in our annual report on Form 10-K for 2008, which accompanies these proxy materials regarding the identity of our executive officers and their respective business experience.

Summary Compensation Table

The following table shows compensation earned during 2008 by our Named Executive Officers. For information about employment contracts, termination of employment and change-of-control arrangements between Glu and the Named Executive Officers, see “Potential Payments Upon Termination or Change in Control” below.

						Non-Equity
					Option	Incentive Plan
Name and	Fiscal	Salary	Bonus		Awards	Compensation	All Other	Total
Principal Position	Year	($)	($)		($) (1)	($) (2)	Compensation(3)	($)
L. Gregory Ballard	2008	$375,000	—		$272,536	$67,500	$3,599	$718,635
President and Chief Executive Officer	2007	301,442	—		486,001	73,500	—	860,943
	2006	280,769	—		526,126	73,125	—	880,020
Eric R. Ludwig(4)	2008	241,164	$6,904	(5)	123,347	31,771	—	403,186
Senior Vice President and Chief Financial Officer
Jill S. Braff	2008	270,000	—		173,993	47,250	4,128	495,371
Senior Vice President of Global Publishing	2007	240,577	—		132,249	29,062	—	401,888
	2006	216,923	12,500	(6)	43,668	30,425	—	303,516
Kevin S. Chou(7)	2008	208,333	35,000	(8)	96,451	21,525	4,855	366,165
Vice President and General Counsel
Alessandro Galvagni	2008	270,000	—		174,280	47,250	—	491,530
Senior Vice President of Product	2007	240,576	—		132,561	29,062	—	402,199
Development and Chief Technology Officer	2006	197,692	12,500	(6)	39,899	27,113	—	277,204
Albert A. “Rocky” Pimentel(9)	2008	98,959	—		33,304	35,000	—	167,263
Former Executive Vice President	2007	250,576	—		278,701	33,281	—	562,558
and Chief Financial Officer	2006	223,076	—		277,195	31,365	—	531,636

(1)	The amounts were computed in accordance with SFAS 123R (excluding risk of forfeiture) and reflect the dollar amount recognized as compensation expense during each year reported. These amounts reflect our accounting expense for these options, without reflecting the estimate for forfeitures related to serviced based vesting, and do not correspond to the actual value that may be recognized by the executive. See Note 11 — Stock Option and Other Benefit Plans — in the notes to consolidated financial statements contained in our annual report on Form 10-K for the year ended December 31, 2008 for a description of the SFAS 123R methodology and assumptions. The number of stock options granted in 2008 to our Named Executive Officers is shown in the “Grants of Plan-Based Awards in 2008” table included below.

(2)	The amounts represent total performance-based bonuses that were earned during the given year, and paid in the quarter following which the bonus was earned, under our executive bonus plan. The amounts for 2008 reflect the cash awards earned under our 2008 executive bonus plan, as further described in the “Compensation Discussion and Analysis” section of this proxy statement and the “Grants of Plan-Based Awards in 2008” table included below.

(3)	Represents matching contributions under our 401(k) plan.

(4)	Mr. Ludwig joined us in January 2005 and was designated an executive officer on in April 2008 when he was promoted to Senior Vice President, Finance. Mr. Ludwig became our Chief Financial Officer on July 31, 2008.

(5)	Represents a bonus earned in connection with Mr. Ludwig’s service as our Interim Chief Financial Officer.

(6)	The amounts in this column represent discretionary bonuses paid to the executive for strong department performance and for retention purposes.

(7)	Mr. Chou joined us in July 2006 and was designated an executive officer on October 31, 2008.

(8)	Represents a $10,000 bonus earned in connection with Mr. Chou’s efforts on one of our acquisitions and a $25,000 bonus for Mr. Chou’s service as our Interim Vice President of Human Resources from May 2008 to August 2008.

(9)	Mr. Pimentel resigned from Glu effective as of May 9, 2008. On such date, Mr. Pimentel held 149,714 unvested stock options with exercise prices ranging between $4.50 and $10.53, all of which were cancelled on Mr. Pimentel’s last day with us. In addition, Mr. Pimentel held 116,910 vested stock options with exercise prices ranging between $4.50 and $10.53, all of which were cancelled on August 9, 2008, the last day following his termination on which he was entitled to exercise these options.

Grants of Plan-Based Awards in 2008

The following table provides information about equity awards granted under our 2007 Plan to the Named Executive Officers during 2008 and cash bonus awards for which the Named Executive Officers were eligible in 2008 under our executive bonus plan.

		Estimated Future		Number of
		Payouts Under Non-		Securities	Exercise	Grant Date
		Equity Incentive		Underlying	Price of	Fair Value
	Grant	Plan Awards(1)		Options	Option	of Option
Name	Date	Threshold	Target/Maximum	Awards(2)	Awards	Awards(3)

L. Gregory Ballard	04/09/08	$42,188	$281,250	—	—	—
	10/31/08	—	—	370,000	0.89	$116,476
Eric R. Ludwig	04/09/08	14,776	108,654	—	—	—
	04/28/08	—	—	40,000	4.39	67,216
	10/31/08	—	—	90,000	0.89	28,332
Jill S. Braff	04/09/08	25,313	135,000	—	—	—
	10/31/08	—	—	90,000	0.89	28,332
Kevin S. Chou	04/09/08	11,531	62,500	—	—	—
	10/31/08	—	—	55,000	0.89	17,314
Alessandro Galvagni	04/09/08	25,313	135,000	—	—	—
	10/31/08	—	—	90,000	0.89	28,332
Albert A. “Rocky” Pimentel	04/09/08	26,250	140,000	—	—	—

(1)	For 2008, all of the Named Executive Officers were eligible to earn a bonus under our Executive Bonus Plan, based on the Company achieving certain revenue and operational EBITDA objectives and the individual achieving certain individual performance objectives. The “Threshold” column represents the smallest total bonus that would have been earned if, in the first quarter of the year, we had achieved the minimum operational revenue and operational EBITDA targets required for the payment of any bonus but that the executive did not meet his or her individual objectives. The “Target/Maximum” column represents the target cash that could have been earned by each executive if all corporate financial and individual objectives were met during each applicable 2008 measurement period. In addition, each Named Executive Officer was eligible to earn a bonus above 100% of target, at the Compensation Committee’s discretion and in such amount as may be determined by the committee, based on outstanding Company and individual achievement, assuming the target bonus for the measurement period had been earned. For more details on our Executive Bonus Plan, see “Compensation Discussion and Analysis” above.

(2)	For administrative purposes, each award was divided into two separate option agreements, with one option agreement covering shares designated as an incentive stock option and the other option agreement covering the remaining shares designated as a nonqualified stock option. Each option vests as to 1/4 of the shares of common stock underlying it on the first anniversary of the grant date and as to 1/48 of the underlying shares monthly thereafter. These options are subject to accelerated vesting upon certain events following a change of control event, as discussed in “— Severance and Change of Control Agreements” below.

(3)	The amounts in this column represent the grant date fair value, computed in accordance with SFAS 123R. Our compensation cost for these option grants is similarly based on the grant date fair value but is recognized over the period, typically four years, in which the executive must provide services to earn the award.

Outstanding Equity Awards at the End of 2008

The following table provides information with respect to outstanding stock options held by our Named Executive Officers as of December 31, 2008.

		Number of Securities		Option	Option
	Grant	Underlying Options(1)(2)		Exercise	Expiration
Name	Date	Exercisable	Unexercisable	Price($)(3)	Date

L. Gregory Ballard	11/03/04	166,666	—	$0.75	11/03/09
	07/20/06	183,333	—	3.90	07/20/16
	09/07/06	74,997	58,335	10.53	09/07/16
	11/29/07	33,854	91,146	5.95	11/29/13
	10/31/08	—	370,000	0.89	10/31/14

Total:		458,850	519,481

Eric R. Ludwig	04/28/05	15,277	1,389	4.50	04/28/10
	07/20/06	48,411	1,042	3.90	07/20/16
	09/07/06	28,124	21,875	10.53	09/07/16
	11/29/07	17,604	47,396	5.95	11/29/13
	04/28/08	—	40,000	4.39	04/28/14
	10/31/08	—	90,000	0.89	10/31/14

Total:		109,416	201,702

Jill S. Braff	05/06/04	21,811	—	0.30	05/06/09
	06/30/04	16,666	—	0.75	06/30/09
	04/28/05	22,916	2,084	4.50	04/28/10
	12/15/05	7,500	2,500	3.54	12/15/15
	09/07/06	42,185	32,814	10.53	09/07/16
	11/29/07	20,312	54,688	5.95	11/29/13
	10/31/08	—	90,000	0.89	10/31/14

Total:		131,390	182,086

Kevin S. Chou	07/20/06	36,944	26,389	3.90	07/20/16
	01/25/07	7,985	8,681	10.65	01/25/17
	11/29/07	10,833	29,167	5.95	11/29/13
	10/31/08	—	55,000	0.89	10/31/14

Total:		55,762	119,237

Alessandro Galvagni	04/28/05	39,721	3,612	4.50	04/28/10
	09/07/06	42,185	32,814	10.53	09/07/16
	11/29/07	20,312	54,688	5.95	11/29/13
	10/31/08	—	90,000	0.89	10/31/14

Total:		102,218	181,114

Albert A. “Rocky” Pimentel	—	—	—	—	—

(1)	Except as otherwise described in these footnotes, each option that is not fully vested vests as to 1/4 of the shares of common stock underlying it on the first anniversary of the grant date and as to 1/48 of the shares of common stock underlying it monthly thereafter.

(2)	We have entered into the severance agreement described under “— Potential Payments upon Termination or Change in Control” below, which provide for accelerating of vesting of certain equity awards made or to be made to each of our Named Executive Officers if certain events occur following a change of control of the Company.

(3)	Represents the fair market value of a share of our common stock on the option’s grant date, as determined by our Board, or if the grant date was after our initial public offering, the closing price of our common stock on the grant date.

Option Exercises in 2008

The following table shows information about stock option exercises for each of the Named Executive Officers during 2008, including the value realized upon exercise.

	Number of
	Shares Acquired	Value Realized
Name	On Exercise	On Exercise($)(1)

L. Gregory Ballard	50,000	196,000
	55,556	152,779

Total:	105,556	348,779

Eric R. Ludwig	—	—
Jill S. Braff	2,084	10,253
	2,916	14,347

Total:	5,000	24,600

Kevin S. Chou	—	—
Alessandro Galvagni	10,000	48,300
	6,666	31,362

Total:	16,666	79,662

Albert A. “Rocky” Pimentel	—	—

(1)	The aggregate dollar amount realized upon the exercise of an option represents the difference between the aggregate market price of the shares of our common stock underlying that option on the date of exercise.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide any pension benefits or a nonqualified deferred compensation plan to the Named Executive Officers.

Interim Chief Financial Officer Retention Agreement

In connection with Mr. Ludwig’s appointment to serve as our Senior Vice President, Finance and Interim Chief Financial Officer, following the resignation of Mr. Pimentel as our Chief Financial Officer, effective May 9, 2008 we entered into an Interim Chief Financial Officer Retention Agreement with Mr. Ludwig. Following is a summary of the key provisions of that agreement, which expired in July 2008 when Mr. Ludwig was appointed as our permanent Chief Financial Officer:

•	provided that Mr. Ludwig continues service with us through the hiring and commencement of service of a Chief Financial Officer in an other-than-interim capacity (a “Permanent CFO”), Mr. Ludwig will receive a special bonus equal to $30,000 multiplied by a fraction equal to the portion of a year that Mr. Ludwig has served as Interim Chief Financial Officer (i.e., if Mr. Ludwig serves as Interim Chief Financial Officer for 122 days, he will receive a bonus of approximately $10,000).

In addition, in order to induce Mr. Ludwig to serve as Interim Chief Financial Officer and to continue to serve with us for at least six months following the appointment of an individual other than Mr. Ludwig to serve as the Permanent CFO (such six-month period, the “Post-Appointment Period”), the Compensation Committee approved a severance arrangement whereby (a) Mr. Ludwig will receive severance equal to six months of his annual base salary (i.e., approximately $125,000) plus health benefits for such period and (b) in addition to any vesting to which Mr. Ludwig is otherwise entitled under the normal vesting provisions of any then outstanding stock options held by him, each such option shall be vested and exercisable with respect to a number of shares equal to one year of vesting in accordance with the regular vesting schedule (up to the maximum number of shares subject to such option) in the event that either:

•	Mr. Ludwig is involuntarily terminated other than for cause prior to the end of the Post-Appointment Period; or

•	Mr. Ludwig has (a) continued his service as a Glu employee through the end of the Post-Appointment Period and (b) prior to the expiration of the Post-Appointment Period, Mr. Ludwig has given us at least 30 days advance written notice of his intent to terminate his service as an employee.

However, if, during the period beginning on April 28, 2008 and ending on the last day of the Post-Appointment Period, we undergo a change of control transaction pursuant to which Mr. Ludwig’s existing change of control benefits (described below) would become payable (i.e., a change of control has occurred and Mr. Ludwig has terminated his employment for “good reason” or was terminated, other than for “cause”), then Mr. Ludwig is not entitled to the above-described severance and health benefits or acceleration of vesting related to his service as Interim Chief Financial Officer. He will instead receive the severance, acceleration of vesting and other benefits as provided in his change of control severance agreement described under “— Potential Payments upon Termination or Change in Control” below.

Under these arrangements, Mr. Ludwig earned $6,904 of bonus compensation and will not receive any further compensation.

Potential Payments upon Termination or Change in Control

Messrs. Ballard and Pimentel

In January 2007, the Compensation Committee approved a severance agreement with each of Messrs. Ballard and Pimentel. The agreement provides that, should either executive terminate his employment for “good reason” or be terminated, other than for “cause” or disability, within 12 months after a “change in control transaction,” he would continue for 12 months to receive his then-current base salary and benefits (other than any prospective bonus) he might have been eligible to receive. The executive will also be eligible to receive a partial bonus prorated for the portion of the relevant period served by the executive prior to the termination. Additionally, all of his unvested options or outstanding shares of common stock subject to our lapsing right of repurchase would become fully vested. Mr. Pimentel’s agreement expired when his employment with us terminated in May 2008. The Compensation Committee approved an amendment to Mr. Ballard’s agreement in October 2008 related to compliance with Section 409A of the Code.

In December 2008, the Compensation Committee, at Mr. Ballard’s request, approved a reduction in Mr. Ballard’s annual base salary from $375,000 to $281,250, effective as of January 1, 2009. Mr. Ballard requested this salary reduction in light of the Company’s 2008 financial performance, which was below plan, and to assist in our ongoing cost-reduction efforts. However, for purposes of our change of control severance agreement with Mr. Ballard, his annual base salary will be deemed to be $375,000 (or such higher salary as may then be in effect), which the Compensation Committee believed was appropriate since Mr. Ballard voluntarily elected to reduce his base salary. For purposes of the table below, we have assumed that Mr. Ballard’s base salary was $375,000.

Ms. Braff and Messrs. Chou, Galvagni and Ludwig

In January 2007, the Compensation Committee approved severance arrangements with Ms. Braff, Mr. Chou, Mr. Galvagni and Mr. Ludwig, under which, should the executive terminate his or her employment for “good reason” or be terminated, other than for “cause” or disability, within 12 months after a “change in control transaction,” the executive would continue for six months to receive his or her then-current base salary and benefits (other than any prospective bonus) the executive might have been eligible to receive. Each such executive will also be eligible to receive a partial bonus prorated for the portion of the relevant period served by the executive prior to the termination. Additionally, each of these executives’ outstanding unvested options or outstanding shares of common stock subject to our lapsing right of repurchase would become vested as to an additional 50% of the shares originally subject to that option or lapsing repurchase right. The Compensation Committee approved amendments to each of these agreements in October 2008 related to compliance with Section 409A of the Code.

The following are the definitions generally used in the severance agreements described above:

A “change in control transaction” is defined to mean the closing of (1) a merger or consolidation in one transaction or a series of related transactions, in which our securities held by our stockholders before the merger or consolidation represent less than 50% of the outstanding voting equity securities of the surviving corporation after the transaction or series of related transactions, (2) a sale or other transfer of all or substantially all of our assets as a going concern, in one transaction or a series of related transactions, followed by the distribution to our stockholders of any proceeds remaining after payment of creditors or (3) a transfer of more than 50% of our outstanding voting equity securities by our stockholders to one or more related persons or entities other than our company in one transaction or a series of related transactions.

“Good reason” is defined to mean the executive’s resignation of employment from the Company expressly based on the occurrence of any of the following conditions, without the executive’s informed written consent, provided, however, that with respect to each of the following conditions, the executive must (a) within 90 days following its occurrence, deliver to us a written notice explaining the specific basis for the executive’s belief that the executive is entitled to terminate the executive’s employment due to an Involuntary Termination and (b) give us an opportunity to cure any of the following within 30 days following delivery of such notice and explanation: (1) a material reduction in his or her duties, position or responsibilities, or his or her removal from these duties, position and responsibilities, unless he or she is provided with a position of substantially equal or greater organizational level, duties, authority and compensation; provided, however, that a change of title, in and of itself, or a reduction of duties, position or responsibilities solely by virtue of our being acquired and made part of a larger entity will not constitute an “Involuntary Termination,” (2) a greater than 15% reduction in his or her then current annual base compensation that is not applicable to our other executive officers or (3) without his or her express written consent, a relocation to a facility or a location more than 30 miles from his or her then current location of employment. Involuntary Termination does not include a termination of employment for death or permanent disability.

“Cause” is defined to mean (1) the executive’s committing an act of gross negligence, gross misconduct or dishonesty, or other willful act, including misappropriation, embezzlement or fraud, that materially adversely affects us or any of our customers, suppliers or partners, (2) his or her personal dishonesty, willful misconduct in the performance of services for us, or breach of fiduciary duty involving personal profit, (3) his or her being convicted of, or pleading no contest to, any felony or misdemeanor involving fraud, breach of trust or misappropriation or any other act that our Board reasonably believes in good faith has materially adversely affected, or upon disclosure will materially adversely affect, us, including our public reputation, (4) any material breach of any agreement with us by him or her that remains uncured for 30 days after written notice by us to him or her, unless that breach is incapable of cure, or any other material unauthorized use or disclosure of our confidential information or trade secrets involving personal benefit or (5) his or her failure to follow the lawful directions of our Board or, if he or she is not the chief executive officer, the lawful directions of the chief executive officer, in the scope of his or her employment unless he or she reasonably believes in good faith that these directions are not lawful and notifies our Board or chief executive officer, as the case may be, of the reasons for his or her belief.

The following table below estimates the potential payments to each Named Executive Officer upon involuntary termination or his or her terminating his or her employment for good reason within 12 months following a change in our control as of December 31, 2008 upon the terms of the agreements set forth above. None of our Named Executive Officers have agreements with us that provide for potential payments upon termination absent a change of control or upon death or disability, other than arrangements generally available to all of our employees (such as payout of accrued but unused paid time off).

		Equity Acceleration(1)		Benefits &
Name	Salary	Shares	Value	Perquisites

L. Gregory Ballard	$375,000	519,481	—	$15,135
Eric R. Ludwig	125,000	180,333	—	7,567
Jill S. Braff	135,000	187,832	—	7,567
Kevin S. Chou	112,500	89,166	—	7,951
Alessandro Galvagni	135,000	191,665	—	2,538
Albert A. “Rocky” Pimentel	—	—	—	—

(1)	Assumes that the change in control and termination took place on December 31, 2008 and is based on the closing price of our common stock as of that date ($0.50). Under these circumstances, no “Value” would be realized because all outstanding unvested equity awards held by our Named Executive Officers had an exercise price above $0.50. The “Shares” reflects 100% acceleration of vesting of equity awards in the case of Mr. Ballard and reflects 50% acceleration of vesting of equity awards for the other Named Executive Officers.

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Table

The following table sets forth certain information, as of December 31, 2008, concerning securities authorized for issuance under all of our equity compensation plans: our 2001 Second Amended and Restated Stock Option Plan (the “2001 Plan”), which plan terminated upon the adoption of the 2007 Plan, 2007 Employee Stock Purchase Plan (the “ESPP”) and 2008 Equity Inducement Plan (the “Inducement Plan”). Each of the 2007 Plan and ESPP contains an “evergreen” provision, pursuant to which on January 1st of each year we automatically add 3% and 1%, respectively, of our shares of common stock outstanding on the preceding December 31st to the shares reserved for issuance under each plan. In addition, pursuant to a “pour over” provision in our 2007 Plan, options that are cancelled, expired or terminated under the 2001 Plan are added to the number of shares reserved for issuance under our 2007 Plan.

Number of
Securities
Remaining Available
	Number of			for Future Issuance
	Securities to be			Under Equity
	Issued Upon		Weighted-Average	Compensation Plans
	Exercise of		Exercise Price of	(Excluding
	Outstanding		Outstanding	Securities
	Options, Warrants		Options, Warrants	Reflected in Column
Plan Category	and Rights		and Rights	(a))
	(a)		(b)	(c)

Equity compensation plans approved by security holders	4,867,383		$7.7912	1,313,647	(1)
Equity compensation plans not approved by security holders	262,400	(2)	4.4247	337,600	(3)

Total:	5,129,783		5.1797	1,651,2470	(4)

(1)	Represents 597,238 shares available for issuance under our the 2007 Plan, which plan permits the grant of incentive and non-qualified stock options, stock appreciation rights, restricted stock, stock awards and restricted stock units; and 716,409 shares available for issuance under the ESPP. In addition, 525,575 shares subject to outstanding options under the 2001 Plan may be re-issued under the 2007 Plan pursuant to the pour over provision described above.

(2)	Represents outstanding options under the Inducement Plan.

(3)	Represents shares available for issuance under the Inducement Plan, which plan permits the grant of non-qualified stock options.

(4)	Excludes 887,524 shares available for issuance under the 2007 Plan and 295,841 shares available for issuance under the ESPP, which in each case were added to the respective share reserve on January 1, 2009 pursuant to the evergreen provisions described above.

Equity Compensation Plans Not Approved by Security Holders

In March 2008, our Board of Directors adopted the Inducement Plan to augment the shares available under its existing 2007 Plan. The Inducement Plan, which has a ten-year term, did not require the approval of the Company’s stockholders. The Company initially reserved 600,000 shares of its common stock for grant and issuance under the Inducement Plan, and as of December 31, 2008, there were 337,600 shares available for future grants under the Inducement Plan. We may only grant non-qualified stock options (“NSOs”) under the Inducement Plan and grants under the Inducement Plan may only be made to persons not previously an employee or director of Glu, or following a bona fide period of non-employment, as an inducement material to such individual’s entering into employment with us and to provide incentives for such persons to exert maximum efforts for our success. We may grant NSOs under the Inducement Plan at prices less than 100% of the fair value of the shares on the date of grant, at the discretion of our Board of Directors. The fair value of our common stock is determined by the last sale price of our stock on The NASDAQ Global Market on the date of determination. If any option granted under the 2008 Plan expires or terminates for any reason without being exercised in full, the unexercised shares will be available for grant by us under the Inducement Plan. All outstanding NSOs are subject to adjustment for any future stock dividends, splits, combinations, or other changes in capitalization as described in the Inducement Plan. If we were acquired and the acquiring corporation did not assume or replace the NSOs granted under the Inducement Plan, or if we were to liquidate or dissolve, all outstanding awards will expire on such terms as our Board of Directors determines.

Option Exchange Program

In March 2009, we announced that we planned to implement a stock option exchange program for our U.S. and U.K. employees who hold options with exercise prices at or above $1.25 (the “Exchange Program”). Our executive officers and non-employee directors are not eligible to participate in the Exchange Program. As currently contemplated, under the Exchange Program, employees who elect to tender an eligible option will receive a new non-qualified stock option, granted under the 2007 Plan, for a certain number of shares, depending on the exercise price of the underlying option (the “New Options”). These New Options will vest over three years, in equal monthly installments (i.e., with no initial “cliff”), and have a six-year term. The grant date of the New Options will be the first trading day following the closing of the Exchange Program, which we expect to be in May 2009. The Compensation Committee approved the Exchange Program (1) to provide our eligible U.S. and U.K. employees with the opportunity to own options that over time may have a greater potential to increase in value, which we hope will create better performance incentives for those employees and will maximize the value of our common stock for our current stockholders, (2) to decrease the number of outstanding options with little retentive effect and (3) to increase the number of shares available for future awards under the 2007 Plan (the options cancelled pursuant to the Exchange Program will be available for future issuances pursuant to the terms of that plan).

Option Grants to Executive Officers

In April 2009, the Compensation Committee approved the award of options to purchase an aggregate of 170,000 shares of our common stock under the 2007 Plan to five of our executive officers: 40,000 shares to each of Ms. Braff and Messrs. Galvagni and Ludwig and 25,000 shares to each of Messrs. Chou and Perrault. These option grants will be non-qualified stock options, have a six-year term and vest over four years, with 25% of the shares of common stock underlying the option vesting on the first anniversary of the grant date (i.e., with an initial “cliff”) and the remaining 75% vesting in equal monthly installments thereafter. The grant date for the New Options will be the earlier of (1) the date on which we grant stock options pursuant to the Exchange Program and (2) the date on which we grant 2009 equity awards to our non-employee directors, which is currently expected to be May 29, 2009, the date of the Annual Meeting. The Compensation Committee approved these awards in order to build long term retentive value for our most critical employees in light of, among other things, the fact that (1) none of our executive officers, except Mr. Chou, received a salary increase for the 2009 fiscal year, (2) executive officers would not receive any cash bonus payment during the 2009 fiscal year due to changes in the structure of our planned executive bonus program, (3) none of the executive officers is eligible to participate in the Exchange Program and (4) the importance of retaining these executives in the current environment.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Persons

Our Nominating and Governance Committee has adopted a written related-person transactions policy. The Nominating and Governance Committee reviews transactions that may be “related-person transactions,” which are transactions between Glu and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of the policy, a related person is a director, executive officer, nominee for director, or a greater than 5% beneficial owner of Glu’s common stock, in each case the beginning of our last fiscal year, and their immediate family members.

This policy provides that, barring special facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•	employment-related compensation to executive officers that is approved by the Compensation Committee;

•	compensation to non-employee directors that is reported in Glu’s proxy statement;

•	any transaction with another company to which the related party’s only relationship is as a director, beneficial owner of less than 10% of that company’s shares, or employee (other than an executive officer), if the aggregate amount involved does not exceed the greater of $500,000 or 2% of that company’s total annual revenues;

•	any transaction where the related party’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock receive the same benefit on a pro rata basis (e.g., a dividend); and

•	ordinary course business travel and expenses, advances and reimbursements.

In determining whether to approve or ratify a related-person transaction, the Nominating and Governance Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related party’s interest in the transaction, the benefits to Glu of the transaction, the potential impact on a director’s independence and whether the transaction would impair the judgment of a director or executive officer to act in the best interests of Glu and its stockholders.

Certain Transactions with Related Persons

Other than the compensation arrangements that are described above in “Director Compensation,” “Compensation Discussion and Analysis” and “Executive Compensation and Related Information,” and the indemnification agreements described below, since January 1, 2008, we have not been a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any director, nominee for director, executive officer, holder of more than 5% of our common stock or certain persons or entities affiliated with them had or will have a material interest.

Our Board and stockholders have approved, and we have entered into, indemnity agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnity agreements may require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnity agreements may also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers. We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these officers and directors pursuant to our indemnification obligations or otherwise as a matter of law.

See also “Corporate Governance — Director Independence” for information the Board considered in determining the independence of two of our directors — Ann Mather and A. Brooke Seawell.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is composed of Ms. Mather and Messrs. Nada and Skaff, each of whom is an independent director, as independence for audit committee members is defined in The NASDAQ Stock Market’s listing standards. At the beginning of 2008, the Audit Committee consisted of Ms. Mather and Messrs. Nada and Seawell; however, Mr. Skaff was appointed to the Audit Committee as Mr. Seawell’s replacement in March 2008.

As members of the Audit Committee, we assist the Board in fulfilling its responsibilities relating to the oversight of the accounting, financial reporting, internal controls, financial practices and audit activities of Glu and its subsidiaries.

In fulfilling its oversight role, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm Glu’s audited financial statements. The Audit Committee met ten times during 2008, including meetings with our independent registered public accounting firm, PricewaterhouseCoopers LLP, to review our quarterly and annual results. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the financial statements are complete and accurate and conform to generally accepted accounting principles. Management is responsible for the preparation, presentation and integrity of Glu’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. PricewaterhouseCoopers is responsible for expressing an opinion on the conformity of Glu’s audited financial statements to generally accepted accounting principles.

The Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 13, 2009.

Submitted by the Audit Committee of the Board,

Ann Mather (Chair)
Hany M. Nada
Daniel L. Skaff

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM,
PRICEWATERHOUSECOOPERS LLP, FOR THE FISCAL YEAR
ENDING DECEMBER 31, 2009

Our Audit Committee has selected, and is submitting for ratification by the stockholders its selection of, of PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for 2009. Although stockholder approval of this proposal is not required by law, the Audit Committee has determined that it is desirable to request that stockholders ratify this selection. Notwithstanding the selection, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time, if the Audit Committee feels that such a change would be in the best interests of Glu and its stockholders. If our stockholders do not approve this Proposal No. 2, the Audit Committee will reconsider the selection of PwC as our independent registered public accounting firm for 2009.

The following table sets forth the aggregate fees and related expenses for which we were billed by PwC for professional services provided by them during 2008 and 2007. The Audit Committee considered the provision of the services corresponding to these fees, and the Audit Committee believes that the provision of these services is compatible with PwC maintaining its independence. The Audit Committee’s pre-approval policies and procedures require prior approval by the Audit Committee of each engagement of PwC to perform services. All of the professional services listed below were approved in accordance with these policies.

	2008	2007

Audit fees	$1,407,000	$1,241,000
Audit-related fees	33,000	140,000
Tax fees	313,000	157,000
All other	2,000	4,000

Total	1,755,000	$1,542,000

Audit Fees

These fees consist of amounts for professional services rendered in connection with the audit of our financial statements, reviews of the interim financial statements included in our quarterly reports on Form 10-Q, and statutory and regulatory filings or engagements. In 2008, these fees included the audit of our internal control over financial reporting. In 2007, these fees included review of financial and related information in SEC registration statements.

Audit-Related Fees

These fees consist of amounts for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported under “Audit Fees.” In 2007, these fees include due diligence in connection with our acquisitions; other accounting consultations in connection with transactions; and consultations concerning financial accounting and reporting standards and internal control over financial reporting. In 2008, these fees included a royalty audit.

Tax Fees

These fees consist of professional services rendered for tax advice, planning and compliance (domestic and international). These services include the preparation and review of income tax returns and international returns and assistance regarding transfer pricing; federal, state and international tax compliance; acquisitions; and general international tax planning.

All Other Fees

In both years, these fees consist of amounts paid for an annual subscription to PwC’s online accounting and auditing research tool.

For more information about PwC, please see the “Audit Committee Report” above.

Representatives of PwC are expected to attend the Annual Meeting. These representatives will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

The Board recommends that stockholders vote “FOR” the
ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the Board knows of no other business that will be conducted at the 2009 Annual Meeting of Stockholders other than as described in this proxy statement. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference into this proxy statement the information we file with the SEC. This means that we can disclose important information to you by referring you to another document without restating that information in this document. Any information incorporated by reference into this proxy statement is considered to be part of this proxy statement from the date the Company files that document. Any reports filed by us with the SEC after the date of this proxy statement will automatically update and, where applicable, supersede any information contained in this proxy statement or incorporated by reference in this proxy statement. The Company incorporates by reference the information involving the Executive Officers contained in Item 10 of our Form 10-K, as filed with the SEC on March 13, 2009 which accompanies these proxy materials.

APPENDIX A
NON-GAAP RECONCILIATION

GLU MOBILE INC.

Supplemental Information for the Compensation Discussion and Analysis in the
Proxy Statement for the 2009 Annual Meeting of Stockholders

INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES AND
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP MEASURES

The Compensation Discussion and Analysis (“CD&A”) of this proxy statement contains non-GAAP financial measures — non-GAAP earnings (target and actual) for the quarters ended March 31, 2008, June 30, 2008, September 30, 2008 and December 31, 2008. Table 1 on page A-2 of this proxy statement reconciles these non-GAAP financial measures to the most directly comparable financial measure prepared in accordance with Generally Accepted Accounting Principles (“GAAP”).

The non-GAAP financial measures are provided in the CD&A solely because they are used as performance metrics for executive compensation purposes. The presentation this non-GAAP financial measure is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Our Compensation Committee believes that the use of these financial measures is appropriate for the compensation purposes for which they are used, and we are required to disclose these measures in the CD&A pursuant to Securities and Exchange Commission regulations.

“Non-GAAP earnings” excludes the following items from our consolidated statements of operations:

•	Acquired in-process research and development

•	Amortization of intangible assets

•	Stock-based compensation expense

•	Impairment of goodwill

•	Gain/impairment of auction-rate securities

•	Restructuring charge

•	MIG earnout expenses

•	Transitional expenses

•	Minority interest

•	Foreign currency exchange gains and losses primarily related to the revaluation of assets and liabilities

A-1

TABLE 1

GLU MOBILE INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	2008	2008	2008	2008
	(Unaudited, in thousands)

Target GAAP Earnings	(7,414)	(4,714)	(1,484)	(531)
Acquired in-process research and development	2,394	—	—	—
Amortization of intangible assets	1,390	1,628	1,628	1,628
Stock-based compensation expense	2,093	2,324	2,382	2,585
Impairment of goodwill	—	—	—	—
Gain/impairment of auction-rate securities	—	—	—	—
Restructuring charge	300	—	—	—
MIG earnout expenses	622	622	622	622
Transitional expenses	259	577	118	45
Minority Interest	(438)	(70)	—	—
Foreign currency exchange gains and losses*	—	—	—	—
Target Non-GAAP Earnings	(794)	367	3,265	4,349

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	2008	2008	2008	2008
	(Unaudited, in thousands)

Actual GAAP Earnings	(6,002)	(6,601)	(56,866)	(37,222)
Acquired in-process research and development	1,039	71	—	—
Amortization of intangible assets	1,776	3,204	3,314	3,277
Stock-based compensation expense	1,972	2,030	2,127	1,855
Impairment of Goodwill	—	—	46,618	22,880
Gain/impairment of auction-rate securities	235	235	682	(1,958)
Restructuring charge	75	86	126	1,458
MIG earnout expenses	622	622	622	3,409
Transitional expenses	241	631	347	48
Minority Interest	—	—	—	—
Foreign currency exchange gains and losses*	—	—	—	1,984
Actual Non-GAAP Earnings	(42)	278	(3,030)	(4,269)

*	Primarily related to the revaluation of assets and liabilities. We began excluding this item in the quarter ended December 31, 2008.

A-2

ANNUAL MEETING OF STOCKHOLDERS OF
GLU MOBILE INC.
May 29, 2009
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice and Proxy Statement and Annual
Report on Form 10-K are available at www.glu.com/proxy
Please sign, date and mail your proxy card in the envelope provided as soon as possible.
Please detach along perforated line and mail in the envelope provided.
20230000000000000000 0 052909
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND
“FOR” PROPOSAL NO. 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN
BLUE OR BLACK INK AS SHOWN HERE x
1. The election of two Class II directors to serve on our Board of Directors, each to serve until the Company’s annual meeting of stockholders to be held in 2012 and until his or her successor is elected and qualified, or until his or her death, resignation or removal.
☐ FOR ALL NOMINEES
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
☐ FOR ALL EXCEPT (See instructions below)
NOMINEES:
O Ann Mather
O Daniel L. Skaff
FOR AGAINST ABSTAIN
2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.
3. Transaction of such other business as may properly come before the Annual Meeting or before any adjournments or postponements thereof.
Only stockholders of record of our common stock at the close of business on April 8, 2009 are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.
TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, YOU ARE URGED TO SUBMIT YOUR PROXY OVER THE INTERNET, BY TELEPHONE OR BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD AND MAILING IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. YOU CAN WITHDRAW YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐
Signature of Stockholder Date: Signature of Stockholder Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF
GLU MOBILE INC.
May 29, 2009
PROXY VOTING INSTRUCTIONS
INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON — You may vote your shares in person by attending the Annual Meeting.
COMPANY NUMBER
ACCOUNT NUMBER
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.glu.com/proxy
Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.
20230000000000000000 0 052909
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL NO. 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑
1. The election of two Class II directors to serve on our Board of Directors, each to serve until the Company’s annual meeting of stockholders to be held in 2012 and until his or her successor is elected and qualified, or until his or her death, resignation or removal.
NOMINEES:
FOR ALL NOMINEES
WITHHOLD AUTHORITY FOR ALL NOMINEES
FOR ALL EXCEPT (See instructions below)
O Ann Mather
O Daniel L. Skaff
FOR AGAINST ABSTAIN
2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.
3. Transaction of such other business as may properly come before the Annual Meeting or before any adjournments or postponements thereof.
Only stockholders of record of our common stock at the close of business on April 8, 2009 are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.
TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, YOU ARE URGED TO SUBMIT YOUR PROXY OVER THE INTERNET, BY TELEPHONE OR BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD AND MAILING IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. YOU CAN WITHDRAW YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
Signature of Stockholder Date: Signature of Stockholder Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

GLU MOBILE INC.
PROXY FOR 2009 ANNUAL MEETING OF STOCKHOLDERS
MAY 29, 2009
The undersigned hereby appoints L. Gregory Ballard and Eric R. Ludwig, or either of them as proxies, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Glu Mobile Inc. to be held at 10:00 a.m. Pacific Time on May 29, 2009, at 2207 Bridgepointe Parkway, San Mateo, California, and at any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the matters listed on the reverse side.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GLU MOBILE INC. THIS PROXY WILL BE VOTED AS DIRECTED IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION AND FOR PROPOSAL NO. 2. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting, and at any adjournments or postponements thereof, to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission, and by applicable state laws (including matters that the proxy holders do not know, a reasonable time before this solicitation, are to be presented).
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE SHARES MAY BE REPRESENTED AT THE MEETING.
(Continued, and to be marked, dated and signed, on the other side)